EXHIBIT (a)(1)(A)
SPARTA, INC.
OFFERING MEMORANDUM
     SPARTA, Inc., a Delaware corporation (the “Company”, “SPARTA”, “we” or “us”) is offering to acquire shares of its common stock from employees of its wholly-owned subsidiary, Spiral Technology, Inc., a California corporation (“Spiral”), in exchange for all of the outstanding stock of Spiral, which is currently owned by SPARTA, upon and subject to the terms and conditions described in this Offering Memorandum and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 P.M. LAKE FOREST, CA TIME ON DECEMBER 27, 2006, UNLESS THE OFFER IS EXTENDED.
     The Offer is conditioned on a minimum number of shares being tendered, and certain other conditions described in this Offering Memorandum.
     We make no recommendation to you as to whether to tender or refrain from tendering your shares, and we have not authorized any person to make any such recommendation on our behalf. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. If anyone makes any recommendation, you must not rely upon that recommendation as having been authorized by us.
     You should read carefully the information set forth or incorporated by reference in this Offering Memorandum and the related Letter of Transmittal and instructions thereto. You should rely only on the information contained in those documents or to which we have referred you. We have not authorized anyone to provide you with information or to make any representations in connection with the Offer other than the information contained in this Offering Memorandum or the related Letter of Transmittal and the instructions thereto. If anyone gives any other information or representation, you must not rely upon that information or representation as having been authorized by us.
     SEE THE INFORMATION UNDER THE CAPTION “RISK FACTORS” FOR CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN DECIDING WHETHER TO TENDER YOUR SHARES.
     The Securities and Exchange Commission has not approved or disapproved of this transaction or passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
     You may direct questions and requests for assistance in completing and submitting a Letter of Transmittal to Jerry R. Fabian, whose address and telephone number are as follows: SPARTA, Inc., 25531 Commercentre Drive, Suite 120, Lake Forest, CA 92630, (949) 768-8161 Ext. 305.
November 29, 2006

OFFERING MEMORANDUM
TABLE OF CONTENTS

I.	SUMMARY TERM SHEET	1

II.	EXECUTIVE SUMMARY	7

III.	FORWARD-LOOKING STATEMENTS	10

IV.	RISK FACTORS	11

V.	DESCRIPTION OF SPLIT-OFF TRANSACTION	21

VI.	UNAUDITED SELECTED SPIRAL FINANCIAL DATA	30

VII.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF SPIRAL’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS	30

VIII.	BUSINESS OF SPIRAL	38

IX.	MANAGEMENT OF SPIRAL	48

X.	DESCRIPTION OF SPIRAL’S CAPITAL STOCK	51

XI.	PRICE RANGE OF SPARTA COMMON STOCK	55

XII.	CERTAIN SPARTA FINANCIAL INFORMATION	55

XIII.	INTEREST OF SPARTA DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS CONCERNING SHARES	57

XIV.	ADDITIONAL INFORMATION CONCERNING SPARTA	61

XV.	ADDITIONAL INFORMATION CONCERNING THE OFFER AND SPLIT-OFF TRANSACTION	62

XVI.	LIST OF ACRONYMS	63

XVII.	INDEX TO UNAUDITED SPIRAL FINANCIAL STATEMENTS	64
SPARTA and Spiral Proprietary

Exhibits

A. Letter of Transmittal

B. Stockholder’s Agreement

C. Lost Certificate Affidavit
SPARTA and Spiral Proprietary

I. SUMMARY TERM SHEET
     We are providing this Summary Term Sheet for your convenience. It highlights certain material information in this Offering Memorandum, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offering Memorandum. We urge you to read the entire Offering Memorandum and the related Letter of Transmittal (including the instructions thereto) because they contain the full details of the Offer. We have included references to the sections of this document where you will find more complete information.
What is the Split-Off Transaction?
     The Split-Off Transaction is a transaction in which we are offering SPARTA stockholders who are Spiral employees the opportunity to exchange their shares of SPARTA common stock for shares of Spiral common stock. See “Description of Split-Off Transaction” beginning on page 21.
What will be the effect of the Split-Off Transaction?
     Upon completion of the Split-Off Transaction, Spiral will be a company independent from SPARTA, and will be wholly owned by those Spiral employees who elect to participate in the Split-Off Transaction by tendering all, or any portion, of the SPARTA stock that they now own.
Why is SPARTA conducting the Split-Off Transaction?
     In many of the business areas in which Spiral operates, a majority of the contracts are set aside for small businesses. Even though Spiral has been a wholly-owned subsidiary of SPARTA, Spiral qualified as a small business for purposes of those set-aside programs, because SPARTA qualified as a small business. However, in 2004 SPARTA lost its status as a small business for purposes of most of the small business set-aside programs in which it and Spiral had previously participated. As a result, Spiral, as a wholly-owned subsidiary of SPARTA, is not considered a small business for those set-aside programs, but would qualify as a small business if it is spun-off as a company independent from SPARTA. Further, Spiral’s ability to compete in the business areas in which it operates has been negatively impacted by the fact that its indirect rates, which are a component of the amount that Spiral charges to its customers, are higher than the indirect rates of many of the small businesses with which Spiral competes. We believe that, as a company independent of SPARTA, Spiral would be able to reduce its indirect rates and thereby compete more effectively.
Who will be the senior managers of Spiral after completion of the Split-Off Transaction?
     The names and positions of Spiral’s senior managers following completion of the Split-Off Transaction are shown in the following table:
SPARTA and Spiral Proprietary

Name	Position(s)	Age
Archie L. Moore	President	62
Michael A. Scardello	Senior Vice President, Secretary and Treasurer	58
R. Stephen McCarter	Senior Vice President and Chief Financial Officer	75
Michael L. Orlando	Vice President of Operations	60
Lawanna S. Wheatley	Human Relations Coordinator	29
Deborah K. Schuppe	Facility Security Officer	42
Curtis A. Curry	Director, New Business Development	53
Keith L. Krake	Manager, NASA DFRC ETS Program	40
George L. Penick	Manager, AFMC J-Tech Program	59
James B. Eckmann	Manager, AFRL ARES Program	46
     See “Management of Spiral” beginning on page 48 and “Risk Factors – Key Personnel” on page 16.
How was the value of Spiral determined for purposes of the Split-Off Transaction?
     The value of Spiral for purposes of the Split-Off Transaction was determined by negotiations between SPARTA, on behalf of itself, and Messrs. Archie Moore, Steve McCarter and Michael Scardello, on behalf of themselves and all other Spiral employees who elect to participate in the Split-Off Transaction. No independent appraisal of the value of Spiral has been obtained.
How do I decide whether to participate in the Split-Off Transaction?
     Whether you should participate in the Split-Off Transaction depends on whether you would prefer to exchange your shares of SPARTA common stock for shares of Spiral common stock, or sell your shares of SPARTA common stock back to SPARTA for cash following the Split-Off Transaction (should SPARTA elect to repurchase such shares). If you participate in the Split-Off Transaction, you will receive shares of Spiral common stock in a transaction that is intended to be tax-free to stockholders for U.S. federal income tax purposes. If you do not participate in the Split-Off Transaction, or if you do not exchange all of your shares of SPARTA common stock for shares of Spiral common stock, you will be required, at SPARTA’s option, to sell your remaining shares of SPARTA common stock back to SPARTA for cash. That repurchase will constitute a taxable transaction (except for shares repurchased from your account in the Spiral Profit Sharing Plan).
     You should consider all of the factors described under “Risk Factors” beginning on page 11. We make no recommendation to you as to whether to participate in the Split-Off Transaction, and we have not authorized any person to make any such recommendation on our behalf.
SPARTA and Spiral Proprietary

Who is eligible to participate in the Split-Off Transaction?
     Only SPARTA stockholders who are employees of Spiral, and Steve McCarter, who will become a Spiral employee concurrent with the Split-Off Transaction, are eligible to participate in the Split-Off Transaction.
Can I participate in the Split-Off Transaction with only a portion of my SPARTA stock?
     Yes, you may tender some or all of your shares of SPARTA common stock. However, following the Split-Off Transaction, you will be required, at SPARTA’s option, to sell any SPARTA common stock you then hold back to SPARTA.
If I participate in the Split-Off Transaction, how will the number of shares of Spiral stock that I receive be determined?
     The total number of shares of Spiral common stock outstanding is 1,000,000. If you elect to participate in the Split-Off Transaction, you will receive a percentage of those 1,000,000 shares (rounded to the nearest whole share) equal to the percentage that the number of shares of SPARTA common stock tendered by you comprises of the total number of shares of SPARTA common stock tendered by all Spiral employees who elect to participate in the Split-Off Transaction. For example, if you tender 900 shares of SPARTA common stock for participation in the Split-Off Transaction, and a total of 60,000 shares of SPARTA common stock are tendered by all Spiral employees who elect to participate in the Split-Off Transaction, your tendered SPARTA shares would constitute 1.5% of the total SPARTA shares tendered, and you would receive 15,000 shares of Spiral stock in the Split-Off Transaction (1.5% of 1,000,000).
What will happen if more SPARTA shares are tendered by Spiral employees electing to participate in the Split-Off Transaction than will be exchanged for Spiral stock in the Split-Off Transaction?
     The total number of SPARTA shares to be exchanged in the Split-Off Transaction will be calculated by dividing the value of Spiral for purposes of the Split-Off Transaction ($2.2 million), by the Formula Price per share of SPARTA’s common stock as of the date on which the Split-Off Transaction is consummated. If the number of shares tendered for exchange in the Split-Off Transaction by all participating Spiral employees exceeds that number, then the number of shares of SPARTA common stock that each participating Spiral employee will exchange will be equal to his or her pro rata share (rounded to the nearest whole share) based on the ratio of the number of shares tendered by such employee to the total number of shares tendered by all Spiral employees.
SPARTA and Spiral Proprietary

What will happen if shares of SPARTA common stock with an aggregate value of less than $2.2 million are tendered by all Spiral employees who elect to participate in the Split-Off Transaction?
     As noted above, the total number of SPARTA shares to be exchanged in the Split-Off Transaction will be calculated by dividing the value of Spiral for purposes of the Split-Off Transaction ($2.2 million), by the Formula Price per share of SPARTA’s common stock as of the date on which the Split-Off Transaction is consummated. If less than that number of shares is initially tendered for exchange by Spiral employees electing to participate in the Split-Off Transaction, then Messrs. Archie Moore, Steve McCarter and Michael Scardello have agreed to tender additional SPARTA shares to make up the shortfall. However, Messrs. Moore, McCarter and Scardello will not be obligated to do so unless at least 25% of the total number of shares of SPARTA common stock to be exchanged in the Split-Off Transaction is tendered by other Spiral employees.
Do I have to do anything if I do not want to exchange my SPARTA shares in the Split-Off Transaction?
     No, you do not have to do anything if you do not want to exchange your shares of SPARTA common stock for shares of Spiral common stock in the Split-Off Transaction. However, following the Split-Off Transaction, you will be required, at SPARTA’s option, to sell any shares of SPARTA common stock that you then hold back to SPARTA.
How do I participate in the Split-Off Transaction?
     Complete the Letter of Transmittal designating the number of shares of SPARTA common stock you wish to tender for exchange in the Split-Off Transaction. Send it, together with your stock certificate and any other documents required by the Letter of Transmittal, so that it is received by SPARTA at the address set forth in the instructions to the Letter of Transmittal, before the expiration of the Offer. See “Description of Split-Off Transaction – Procedures for Tendering Shares” beginning on page 27.
Can I change my mind after I tender my shares of SPARTA stock?
     Yes. You may withdraw the tender of your shares any time before the expiration of the Offer, by following the withdrawal procedures set forth in the Offering Memorandum. See “Description of the Split-Off Transaction – Withdrawal Rights” on page 29.
Are there any conditions to SPARTA’s obligation to complete the Split-Off Transaction?
     SPARTA reserves the right to abandon the Split-Off Transaction at any time prior to the completion of the transaction. See “Description of Split-Off Transaction – Conditions Precedent to Closing” on page 22 and “Description of Split-Off Transaction – Extension of Offer; Termination” on page 29.
When does the offer to participate in the Split-Off Transaction expire?
     The offer to exchange your shares of SPARTA stock for shares of Spiral stock in the Split-Off Transaction, and your right to withdraw any shares previously tendered by you, will
SPARTA and Spiral Proprietary

expire at 9:00 p.m., Lake Forest, CA time on December 27, 2006 (the “Expiration Time”), unless extended. You must tender your shares of SPARTA common stock prior to the Expiration Time if you wish to participate in the Split-Off Transaction.
Can I exchange SPARTA shares in my account in the retirement plan and how will that work?
     Yes. However, in the event that you elect to participate in the Split-Off Transaction and you own shares of SPARTA stock directly and also hold shares of SPARTA stock in your account in the Spiral Profit Sharing Plan, unless you instruct us otherwise, the shares of SPARTA stock tendered for exchange by you will be taken first from the shares of SPARTA stock that you own directly, before any shares are taken from your account in the Spiral Profit Sharing Plan. Any shares of Spiral common stock exchanged in the Split-Off Transaction for shares of SPARTA stock held in your account in the Spiral Profit Sharing Plan will be issued in the name of, and delivered to, the Special Trustee under the Spiral Profit Sharing Plan.
Will SPARTA distribute fractional shares of Spiral stock in the Split-Off Transaction?
     No. As an administrative and cost-saving convenience, no fractional shares of Spiral common stock will be issued in the Split-Off Transaction. To the extent a fractional share of Spiral common stock would otherwise be issued to a holder of SPARTA common stock in the Split-Off Transaction, SPARTA will round that fractional share to the nearest whole share.
Will shares of Spiral common stock be transferable?
     Each Spiral employee who elects to participate in the Split-Off Transaction will be required, as a condition to such participation, to sign a Stockholder’s Agreement. Under those agreements, the Spiral common stock will be subject to substantial transfer restrictions. Further, in the event of the termination of the employment of any Spiral stockholder, his or her shares will be subject to repurchase by Spiral, at its option. See “Description of Spiral’s Capital Stock” beginning on page 51.
Will there be a market for the Spiral stock that I receive in the Split-Off Transaction?
     No. There will be no public market for Spiral’s common stock, and the Spiral Management Team currently has no intention of listing Spiral’s common stock on a public market in the foreseeable future. Moreover, all Spiral stockholders will be required, as a condition to their participation in the Split-Off Transaction, to execute a Stockholder’s Agreement that will impose significant restrictions on the ability of those stockholders to transfer or sell the shares of Spiral common stock that they own. See “Risk Factors – Risks Related to Spiral’s Common Stock and Capital Structure” beginning on page 11, and “Description of Spiral’s Capital Stock” beginning on page 51.
SPARTA and Spiral Proprietary

Will I be taxed on the shares of Spiral common stock that I receive in the Split-Off Transaction?
     You generally will not recognize taxable gain or loss for U.S. federal income tax purposes on your receipt of shares of Spiral common stock in exchange for shares of SPARTA common stock. See “Description of the Split-Off Transaction – Tax Treatment” beginning on page 23.
What will be the tax basis and holding period of shares of Spiral common stock I receive in the Split-Off Transaction for U.S. federal income tax purposes?
     For U.S. federal income tax purposes, the tax basis of the shares of Spiral common stock that you receive generally will be the same as the tax basis of the shares of SPARTA common stock exchanged, and your holding period for the shares of Spiral common stock that you receive will include the period during which you held the shares of SPARTA common stock exchanged, provided that you held the SPARTA common stock as a capital asset. See “Description of the Split-Off Transaction – Tax Treatment” beginning on page 23.
What will be the tax basis in the shares of SPARTA common stock that are not exchanged in the Split-Off Transaction for U.S. federal income tax purposes?
     For U.S. federal income tax purposes, the tax basis of any shares of SPARTA common stock that are not exchanged will remain the same. You will be required, at SPARTA’s option, to sell such shares to SPARTA for cash. That sale will constitute a taxable transaction (except with respect to shares purchased by SPARTA from your account in the Spiral Profit Sharing Plan). Accordingly, if you participate in the exchange, you will generally want to exchange your older shares (which will generally have a lower tax basis) and retain your newer shares (which will generally have a higher tax basis). See “Description of the Split-Off Transaction – Tax Treatment” beginning on page 23.
Whom should I call with questions about the Split-Off Transaction?
     Before the completion of the Split-Off Transaction, stockholders with questions concerning the transaction should contact:
Jerry R. Fabian
Chief Administrative Officer
SPARTA, Inc.
25531 Commercentre Drive, Suite 120
Lake Forest, CA 92630
(949) 768-8161 Ext. 305
SPARTA and Spiral Proprietary

     After completion of the Split-Off Transaction, Spiral stockholders with questions concerning their investment in Spiral stock should contact:
Steve McCarter
Spiral Stock Administrator
244 East Avenue K-4
Lancaster, CA 93535
(661) 723-3148 or (619) 992-5514
II. EXECUTIVE SUMMARY
     The following summary information is qualified in its entirety by the more detailed information and financial statements included elsewhere in this Offering Memorandum. You should carefully review this Offering Memorandum in its entirety, and should carefully consider, among other things, the matters discussed below under the heading “Risk Factors.”
     Spiral Technology, Inc. (“Spiral”) is a wholly-owned subsidiary of SPARTA, Inc. (“SPARTA”). Archie L. Moore, Steve McCarter and Michael A. Scardello, who are officers and directors of Spiral (the “Spiral Management Team”), and SPARTA have executed an agreement (the “Split-Off Agreement”). The Split-Off Agreement contemplates that those Spiral employees who elect to do so will exchange shares of SPARTA common stock owned by them for all of the outstanding Spiral common stock owned by SPARTA (the “Split-Off Transaction”). Subsequent to the Split-Off Transaction, Spiral will be a stand-alone entity, totally independent of SPARTA. The purpose of this Offering Memorandum is to provide prospective participants in the Split-Off Transaction with information regarding Spiral in order to assist them in deciding whether or not to exchange shares of SPARTA stock that they own for shares of Spiral common stock.
     Spiral operates in the Technical Services industry, which encompasses a broad range of engineering and technical support to Department of Defense (DoD) and National Aeronautics and Space Administration (NASA) laboratories and test ranges. Typical support functions include basic aerospace research and development (R&D); design, development and operation of test facilities; tests of weapons systems and analysis of data; design, implementation and operation and maintenance (O&M) of information technology capabilities; and business management support and administrative support.
     Spiral’s Technical Services expertise and experience span fixed- and rotary-wing piloted aircraft and unpiloted air vehicles, ranging from those in fleet service to those in the initial stages of R&D. Spiral’s systems experience for this span of platforms ranges from those systems required for vehicle operation – sensors, communications, electronic warfare, weapons, Global Positioning System (GPS), flight and flight control systems – to those for the conduct of R&D and/or Test & Evaluation (T&E) – instrumentation, sensors, flight termination, S- and L-band telemetry downlink, command uplink, and video downlink. Services are performed in both unclassified and classified environments.
SPARTA and Spiral Proprietary

     Spiral relies on a number of competitive strengths that it believes are important to developing and maintaining its competitive position:
❑	Experienced staff with demonstrated and respected performance in R&D, T&E and Systems Engineering and Integration (SE&I), over 90% of whom carry appropriate security clearances.

❑	Expertise in several key service areas, including range correlation, chamber simulation and stimulation of electronic warfare assets, basic R&D and modeling and simulation (M&S) of rocket motors and launch systems, development of ground-based T&E facilities, and development and compliance of range instrumentation software standards.

❑	Proprietary OTIS™ telemetry software.

❑	Networking relationships with major participants in the Technical Services industry.

❑	Expected qualification as a small business, and eligibility to bid on small business set-aside contracts, under the North American Industrial Classification System (NAICS) code 541710 for the 500, 1,000 and 1,500 employee limits common in the Technical Services industry and those codes for small businesses with less than $23 million in annual sales. In addition, as many Spiral employees were formerly in the military service, Spiral may ultimately qualify as a veteran-owned small business.

❑	Participation in the Small Business Innovation Research (SBIR) program.

❑	Minimal Organizational Conflict of Interest (OCI) issues.
      The Split-Off Transaction
     At the closing of the Split-Off Transaction, Spiral employees who choose to participate in the transaction will exchange shares of SPARTA common stock owned by such employees having an aggregate value of $2.2 million (determined based on the Formula Price of SPARTA’s common stock as of the closing date) for 100% of the outstanding Spiral common stock currently owned by SPARTA. The closing of the Split-Off Transaction depends on closing conditions that are customary for such transactions, as well as several other conditions, including:
❑	A capital contribution of $1.4 million (subject to adjustment) to Spiral from SPARTA for working capital purposes.

❑	Participation in the Split-Off Transaction by Spiral employees, other than the Spiral Management Team, representing at least 25% of the total number of shares of SPARTA common stock to be exchanged in the Split-Off Transaction.
     Shares of SPARTA common stock that are held by Spiral employees but which are not exchanged for shares of Spiral common stock in the Split-Off Transaction will be subject to repurchase by SPARTA, at its option, in accordance with the applicable requirements of SPARTA’s Amended and Restated Certificate of Incorporation. See “Description of Split-Off Transaction” for additional details regarding the proposed transaction.
SPARTA and Spiral Proprietary

      Fiscal Years
     Spiral’s fiscal year is the 52 or 53 week period ending on the Sunday closest to December 31. The last three fiscal years have ended on January 1, 2006 (fiscal 2005); January 2, 2005 (fiscal 2004); and December 28, 2003 (fiscal 2003). For ease of presentation of financial data, the year-ends have been presented as December 31 throughout this Offering Memorandum. Fiscal year 2004 comprises a 53-week period; all other fiscal years presented comprise a 52-week period.
      Unaudited Summary Financial Data
     You should read the unaudited summary Spiral financial data presented below in conjunction with “Unaudited Selected Spiral Financial Data” and “Management’s Discussion and Analysis of Spiral’s Financial Condition and Results of Operations” and the unaudited financial statements and related notes included elsewhere in this Offering Memorandum. The unaudited summary financial data presented below under “Operating Data” for the years ended December 31, 2005, 2004 and 2003, and for the nine month periods ended September 30, 2006 and 2005 and the unaudited summary financial data presented below under “Balance Sheet Data” as of December 31, 2005, 2004 and 2003 and as of September 30, 2006 and 2005, have been derived from unaudited financial statements included elsewhere in this Offering Memorandum. Earnings per share data have been omitted for all periods as such data are not meaningful. We have prepared the interim information on the same basis as the annual financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such date and operating results for such periods. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

	Operating Data (amounts in thousands)
	For the Nine Month Period
	Ended September 30		For the Years Ended December 31
	2006	2005	2005	2004	2003
Sales	$8,439	$7,984	$10,529	$11,277	$13,075
Costs and expenses	$8,437	$7,944	$10,487	$11,036	$12,779
Net income	$1	$24	$25	$145	$178
SPARTA and Spiral Proprietary

	Balance Sheet Data (amounts in thousands)
	As of September 30		As of December 31
	2006	2005	2005	2004	2003
Total assets	$2,544	$2,631	$3,069	$3,091	$2,866
Working capital	$1,432	$1,601	$1,598	$1,570	$1,426
Intercompany receivable	1,177	$453	$951	$1,063	$1,133
Long-term debt	—	—	—	—	—
Stockholders’ equity	$1,623	$1,621	$1,622	$1,597	$1,452

	Other Information (dollar amounts in thousands)
	As of September 30		As of December 31
	2006	2005	2005	2004	2003
Annualized Company-defined backlog (1)	$8,225	$9,837	$9,470	$9,410	$11,547
Multi-year Company-defined backlog (1)	$61,940	$65,396	$64,473	$66,756	$87,018
Employees (full-time equivalent)	65.1	85.6	83.4	82.7	99.2

(1)      Annualized Company-defined backlog and Multi-year Company-defined backlog are defined in “Management’s Discussion and
         Analysis of Spiral’s Financial Condition and Results of Operations – Backlog.”
III. FORWARD-LOOKING STATEMENTS
     All statements included or incorporated by reference in this Offering Memorandum, other than statements or characterizations of historical fact, are forward-looking statements. Forward-looking statements can often be identified by their use of words such as “may,” “will,” “expects,” “plans,” “estimates,” “intends,” “believes” or “anticipates,” and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements do not constitute representations, warranties or guarantees of any kind, expressed or implied. Examples of forward-looking statements include, but are not limited to, statements concerning anticipated sources of revenue, expected national defense priorities, anticipated levels of government funding, and estimates, assumptions and judgments. All forward-looking statements involve risks and uncertainties that are difficult to predict, including, among others, the variability of government funding, changing priorities of Presidential Administrations and/or Congress, changing geopolitical conditions, possible changes in government procurement procedures, the availability of highly skilled and educated employees required by Spiral, and other matters discussed below under the caption “Risk Factors” and elsewhere in this Offering Memorandum. The forward-looking statements are not guarantees of future events and, therefore, Spiral’s performance could, as a result of various factors, differ materially and adversely from those contemplated by any forward-looking statements. We undertake no obligation to publicly revise or update any forward-looking statement for any reason.
SPARTA and Spiral Proprietary

IV. RISK FACTORS
You should carefully consider the risks and uncertainties described below in your evaluation of Spiral and its business. These are not the only risks and uncertainties that Spiral faces. If any of these risks or uncertainties actually occurs, Spiral’s business, financial condition or operating results could be adversely affected and the value of its common stock could decline.
      RISKS RELATED TO SPIRAL’s COMMON STOCK AND CAPITAL STRUCTURE
      Lack of Public Market; Restrictions on Transfer or Sale of Stock; Voluntary Repurchase Program
     Spiral’s stockholders could experience a significant lack of liquidity with respect to the shares of Spiral stock they own. Subsequent to consummation of the Split-Off Transaction, there will be no public market for Spiral’s common stock, and the Spiral Management Team currently has no intention of listing Spiral’s common stock on a public market in the foreseeable future. Moreover, all Spiral stockholders will be required, as a condition to their participation in the Split-Off Transaction, to execute a Stockholder’s Agreement that will impose significant restrictions on the ability of those stockholders to transfer or sell the shares of Spiral common stock that they own. See “Description of Spiral’s Capital Stock”.
     Spiral’s stockholders will have no right to compel Spiral to repurchase any of its stockholders’ shares. The Spiral Management Team anticipates that, after the Split-Off Transaction, Spiral will establish and maintain a voluntary repurchase program, at the discretion of its Board of Directors, in order to provide a level of liquidity to its stockholders. However, the establishment and maintenance of such a voluntary repurchase program will depend upon a number of factors, including the level of Spiral’s ongoing cash flow after the Split-Off Transaction, and will not likely occur until at least one year after the closing of the Split-Off Transaction. The number of shares that Spiral may repurchase will be subject to legal restrictions imposed by applicable corporate law affecting the ability of corporations to repurchase shares of their capital stock. In addition, the Spiral Management Team expects that the number of shares which Spiral may repurchase will be subject to a self-imposed quarterly repurchase limitation, which is designed to ensure that any repurchase of shares by Spiral from time to time would not materially impair its liquidity or financial condition. Accordingly, there can be no assurance that Spiral stockholders will be able to sell any of the shares they desire to sell.
      Stock Price
     The total value of the Spiral common stock outstanding as contemplated in the Split-Off Transaction was determined by negotiation between SPARTA and the Spiral Management Team, and not by an independent valuation performed by a third party. The Spiral Management Team
SPARTA and Spiral Proprietary

anticipates that, after the Split-Off Transaction, Spiral’s Board of Directors will determine the price of its common stock pursuant to a stock price formula that will be evaluated annually by reference to discounted cash flow analysis and other financial valuation techniques (see “Description of Spiral’s Capital Stock”). The Board of Directors may perform such evaluation itself, or, at its discretion, it may retain an independent third party to perform the evaluation.
     As such, a trading market of buyers and sellers will not determine Spiral’s stock price. The stock price formula may not necessarily include variables that reflect all financial and valuation criteria that may be relevant. Moreover, the results of the annual evaluation of the Spiral stock price, or other unanticipated events, may require Spiral to modify the stock price formula in the future, in order to ensure that the stock price formula produces a price within an appropriate range of fair market value. All stock repurchases, if any, will occur at the stock price determined by the Spiral Board of Directors. While it is expected that the Board of Directors will attempt to establish a stock price within an appropriate range of fair market value, there can be no assurance that the stock price will represent the value that would be obtained if Spiral’s stock were publicly traded.
      Future Returns on Common Stock
     Spiral does not currently pay dividends on its common stock, and does not anticipate doing so. There can be no assurance that the future returns on Spiral’s common stock will be comparable to those achieved historically on SPARTA’s common stock, nor can there be any assurance that Spiral’s stock price will not decline. In addition, the Board of Directors will have substantial discretion to modify the stock price formula. The stock price could be subject to greater volatility in the future in the event of a significant change in the stock price formula.
      Possible Retirement Plan Legislation
     The Spiral Management Team expects that a substantial portion of Spiral’s outstanding common stock may be held in the Spiral Profit Sharing Plan. Congress periodically considers legislation that may, among other things, impose limitations on the amount of a plan sponsor’s common stock that may be held by a retirement plan, the amount of a plan sponsor’s common stock that may be contributed to its plan, and the tax deductibility of contributions of a plan sponsor’s common stock to the plan. Such legislation also may require plan sponsors to repurchase certain shares currently held by a retirement plan, regardless of any self-imposed repurchase limitations. Enactment of such legislation may have a significant adverse effect on Spiral’s liquidity and on its ability to use its retirement plan as a principal component of its employee benefits package.
      Working Capital Requirements
     Spiral does not have, and does not expect to obtain, a bank line of credit or similar form of working capital funding arrangement. Historically, Spiral’s principal sources of capital for funding its operations have been funds generated by ongoing business activities and intercompany borrowings from SPARTA. In connection with the Split-Off Transaction,
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SPARTA will contribute $1.4 million (subject to adjustment) to Spiral so that Spiral will be capitalized at a level that the Spiral Management Team believes will provide sufficient working capital for ongoing operations. SPARTA is not obligated to provide any additional working capital funding to Spiral. There can be no assurance that the level of such funding will be sufficient to satisfy Spiral’s working capital requirements. In addition, unanticipated delays in collecting accounts receivable, unanticipated liabilities, operating losses and/or other events could adversely impact Spiral’s working capital and financial condition.
      RISKS RELATED TO SPIRAL’S BUSINESS
      Lack of History of Operating as a Stand-Alone Entity
     Since its inception, Spiral has been a wholly-owned subsidiary of SPARTA, a much larger organization, which has provided many of the corporate functions required of a stand-alone entity, including, but not limited to, accounting and tax reporting; information systems administration; benefits plan, retirement plan and stock plan administration; contract administration; and legal services. As a stand-alone entity, Spiral will be required to either hire employees with the requisite skill sets to perform these essential corporate services, or procure these services from third parties. If the cost of these services exceeds the cost reflected in the corporate overhead allocation in Spiral’s historical unaudited financial statements, there could be a material adverse effect on Spiral’s financial position and/or results of operations.
     In addition, Spiral has historically participated in SPARTA’s business insurance and benefit plans. As a stand-alone entity, Spiral will be required to put in place its own business insurance and benefit plans. If the cost of these plans exceeds the costs reflected in Spiral’s historical unaudited financial statements, there could be a material adverse effect on its financial position and/or results of operations.
      Concentration of Revenue on Three Contracts
     During 2005, Spiral derived $4.8 million, $3.9 million and $1.5 million of its revenue, aggregating 97% of total revenue, from three contracts: the Joint Range Technical Services (J-TECH) subcontract for the Air Force Materiel Command (AFMC) Air Force Flight Test Center (AFFTC), the Advanced Research and Engineering Support (ARES) prime contract for the Air Force Research Laboratory (AFRL), and the Engineering and Technical Services (ETS) II subcontract for the NASA Dryden Flight Research Center (DFRC), respectively. These three contracts also comprised approximately 85% of Spiral’s annualized contract backlog as of December 31, 2005.
     The ARES contract ended in July 2006. Because the follow-on contract (ARES II) was a small business set-aside, Spiral teamed with Jackson & Tull, Inc. (J&T), who assumed the prime contractor role. On July 14, 2006, the J&T/Spiral team was awarded the ARES II contract, which has a seven year term. Spiral expects that its annual revenues on this contract will be approximately $2.5 million.
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     The ETS II contract ends in April 2007. Spiral is teamed with another prime contractor, Analytical Services and Materials, Inc. (AS&M), for the expected follow-on contract (ETS III), which will be subject to a competitive proposal process. There can be no assurance that Spiral will continue to earn revenues on these programs after completing the current contracts. In addition, although the J-TECH contract extends to September 2016, the contract is subject to annual extension at the option of the prime contractor. The prime contractor has exercised such options in each of 2003-2006. However, there can be no assurance that it will continue to do so.
      Concentration of Revenue with the U.S. Government
     Spiral derives substantially all of its revenue from direct or indirect contracts with various U.S. Government agencies. Accordingly, changes in U.S. Government contracting policies could have a material adverse effect on Spiral’s financial position and/or results of operations. Among the factors that could affect its business are:
❑	Changes in budgets, appropriations or administrations affecting U.S. Government spending generally, or specific agencies with which Spiral does business, or specific programs in which it participates;

❑	Delays in the government’s appropriation process;

❑	Military conflict or international political crises that may result in funding limitations on Spiral’s contract vehicles;

❑	The impact on U.S. Government tax revenues of possible decline in the general economy;

❑	The impact on current and future defense budgets of projected federal budget deficits; and

❑	The impact on current and future defense budgets of the U.S. Government’s periodic strategic review of the defense budget (known as the Quadrennial Defense Review), which could result in significant shifts in DoD budgetary priorities or reductions in overall defense budgets.
      Decline in Revenue and Net Income
     Spiral has experienced declines in its revenue and operating margin in each of the last three fiscal years. As more fully described in “Management’s Discussion and Analysis of Spiral’s Financial Condition and Results of Operations,” the revenue decline is primarily attributable to management turmoil at one of Spiral’s key customers and to delays in filling open staffing positions due to a tight labor market, and the decline in operating margin is primarily attributable to increased marketing efforts and to Spiral’s participation in SPARTA’s company-wide bonus pool. While the Spiral Management Team believes such issues are transitory, there can be no assurance that Spiral’s marketing efforts will result in increased revenues and operating margins in the future.
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      Contract Performance Risks
     Performance under Spiral’s contracts involves a number of risks. Failure to adequately assess the costs to be incurred on a contract could have a material adverse effect on Spiral’s financial position and/or results of operations. Under its cost reimbursement contracts, Spiral is generally allowed to recover approved costs plus a fixed or award fee. However, the total contract price may be subject to a maximum contract funding. To the extent Spiral incurs unallowable costs, or costs in excess of the funding limitation specified in the contract, it may not be able to recover such costs. Under its time and material contracts, Spiral provides services at fixed hourly rates. If it miscalculates the costs of salaries, employee benefits, or other indirect costs, it is required to absorb any resulting excess costs. Under its firm fixed price contracts, Spiral assumes the risk of performing the contract at a set price. If it fails to accurately estimate the ultimate costs under such contracts, or to control costs during performance of the work, Spiral could incur reduced profit, or losses, from such contracts. On occasion, Spiral may incur costs on a project prior to formal definitization of the contract. If it is unable to recover such pre-contract costs, there could be a material adverse effect on Spiral’s financial position and/or results of operations.
      Small-Business Status
     Historically, Spiral has qualified as a small business in many of its business areas because it had fewer than 1,000, or where applicable, 1,500, employees (as calculated under the applicable eligibility rules). Such level of employees is typically the principal requirement of the small business set-aside programs in which Spiral has historically participated. Effective February 1, 2004, SPARTA exceeded the 1,000 employee eligibility threshold, and as a result, Spiral, as a wholly-owned subsidiary, was no longer qualified for small business set-aside contracts where the small-business threshold is 1,000 employees.
     The Spiral Management Team expects that after consummation of the Split-Off Transaction, Spiral will be qualified as a small business under NAICS code 541710 for the 500, 1,000 and 1,500 employee limits, as well as those codes for small businesses with annual sales less than $23 million. The U.S. Government is expected to continue its policy of establishing small business procurement objectives for the foreseeable future. As a result, the Spiral Management Team expects that Spiral will be eligible to propose on small business set-aside programs, and that procuring agencies and prime contractors will be able to consider contracts awarded to Spiral in determining whether they have met their small business procurement objectives. In addition to those opportunities defined and designated by the NAICS codes, the Spiral Management Team expects Spiral to be qualified to participate in the SBIR program for federal agencies and in those programs set aside for veteran-owned small businesses.
     Spiral has obtained an opinion from legal counsel to the effect that Spiral’s affiliation with SPARTA prior to the consummation of the Split-Off Transaction will not preclude Spiral from self-certifying as to its small business status after consummation of the Split-Off Transaction. However, such opinion is not binding on any governmental authority. If Spiral is
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unable to certify that it is a small business, it might not be able to replace its existing small business set-aside contracts or bid on new small business set-aside contracts (although it would be eligible to accept a subcontractor role from a prime contractor that qualified as a small business). In addition, if Spiral is unable to certify that it is a small business, procuring agencies and prime contractors could decide to award follow-on contracts to other companies that qualify as a small business. As a result, there could be a material adverse effect on Spiral’s financial position and/or results of operations.
      Key Personnel
     Spiral depends on a number of its executive officers and senior management to identify and pursue new business opportunities, to identify key growth opportunities, and to establish and maintain relationships with the U.S. Government agencies and prime contractors with which it does business. Additionally, much of Spiral’s continued success is dependent on its ability to recruit and retain key technical staff necessary to serve its customers effectively. In addition, Spiral generally has not entered into long-term employment agreements with its key personnel. Excessive turnover among Spiral’s officers, senior management, or key technical staff could adversely affect its ability to perform its contractual obligations, to generate new business to replace expiring contracts, and to identify and penetrate key growth markets.
      Potential Systems Failures
     Spiral is subject to potential information systems failures, including network, software or hardware failures, whether caused by Spiral, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Such failures could cause loss of data or interruptions or delays in Spiral’s business or that of its customers. In addition, the failure or disruption of communications or utilities could cause Spiral to interrupt or suspend its operations, or otherwise adversely affect its business. In preparation for such occurrences, Spiral has put in place a disaster recovery and reconstitution plan that has been demonstrated successfully in practical exercises. However, there can be no assurance that the plan will function as designed, or that the plan has addressed all actions which might be necessary in the event of a real emergency. In addition, Spiral currently participates in SPARTA’s property, liability, and business interruption insurance policies. However, subsequent to the Split-Off Transaction, Spiral will be required to put in place its own insurance. Such insurance may be inadequate to compensate it for all losses that may occur as a result of any system or operational failure or disruption, or there may be damage to Spiral’s reputation. As a result, there could be a material adverse effect on Spiral’s financial condition and/or results of operations.
     If a system or network that Spiral maintains for its customers were to fail or experience service interruptions, Spiral might experience loss of revenue or face claims for damages or contract termination. Spiral currently participates in SPARTA’s errors and omissions liability insurance policy. However, subsequent to the Split-Off Transaction, Spiral will be required to put in place its own insurance. Such insurance may be inadequate to compensate it for all the
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damages that Spiral might incur and, as a result, there could be a material adverse effect on Spiral’s financial condition and/or results of operations.
      Intellectual Property
     Spiral relies principally on trade secrets to protect much of its intellectual property especially where it does not believe that patent or copyright protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although Spiral’s employees are subject to confidentiality obligations, this protection may be inadequate to deter or prevent misappropriation of Spiral’s confidential or proprietary information. In addition, Spiral may be unable to detect unauthorized use of its intellectual property, or otherwise take appropriate steps to enforce its rights. Failure to obtain or maintain trade secret protection could adversely affect Spiral’s competitive business position. In addition, if Spiral is unable to prevent third parties from infringing or misappropriating its intellectual property, its competitive position could be adversely affected.
      Customer Expectations and Relationships
     As a predominantly service-oriented business, much of Spiral’s ability to expand its current business and generate future business is dependent upon meeting its customers’ expectations and managing its customer relationships. If Spiral is unable to meet its customers’ expectations, it may lose future contract opportunities due to receipt of poor past performance evaluations; receive negative publicity that could adversely impact its reputation; or be subject to contract terminations for default. Such events could have a material adverse effect on Spiral’s financial position and/or results of operations.
      Reliance on Subcontractors and Prime Contractors
     A portion of Spiral’s annual sales are derived from contracts in which a portion of the work is performed by subcontractors to Spiral. As such, Spiral relies on its subcontractors to perform a portion of the work it is obligated to deliver to its customers. Additionally, Spiral derives a significant portion of its revenue from work performed on subcontracts for other prime contractors. Failure of a subcontractor to deliver on its commitments to Spiral, or of a prime contractor to deliver on its commitments to the ultimate customer, may significantly affect Spiral’s ability to perform its obligations. Such subcontractor or prime contractor deficiencies could result in the U.S. Government terminating the contract for default, which could have a material adverse effect on Spiral’s financial position and/or results of operations.
     Generally, Spiral’s rigorous networking, qualification and due diligence of potential teammates has proven to be a successful mitigation technique to minimize this risk. However, in 1998, NASA requested that Spiral complete the effort originally assigned to the prime contractor on the Research Facilities and Information Systems Services contract, due in part to unsatisfactory performance of the contractor. After the contract was restructured, Spiral was put in place as the prime contractor for the remainder of the contract term (through July 2003), with the original prime contractor serving as one of its subcontractors.
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      Estimated Contract Backlog
     Annualized and multi-year contract backlog, as reported in this Offering Memorandum, is comprised of funded backlog and unfunded backlog. Funded backlog represents all current contracts on which the customer has appropriated funds. Unfunded backlog represents management’s estimate of the expected value of future incremental funding on existing contracts (including contract options) or negotiated contracts. Although Spiral’s backlog has, in the past, generally been indicative of its future revenues, there can be no assurance that contracts included in its estimated backlog will result in actual revenues in any particular period, or that the actual revenues will equal the estimated contract value. Spiral’s backlog is typically subject to variations from year to year as contracts are completed, major existing contracts are renewed, or major new contracts are awarded. Additionally, all U.S. Government contracts included in backlog, whether or not funded, may be terminated at the convenience of the U.S. Government, and are subject to the annual Congressional appropriations process.
      Indemnification of Directors, Officers and Employees
     After consummation of the Split-Off Transaction, the Spiral Management Team expects that Spiral will enter into agreements, as permitted under California law, whereby it will indemnify its officers, directors, and certain employees over his or her lifetime for certain events or occurrences while the officer or director is, or was, serving in such capacity. Spiral currently participates in SPARTA’s directors and officers errors and omissions insurance policy. However, subsequent to the Split-Off Transaction, Spiral will be required to put in place its own insurance. A director and officer errors and omissions insurance policy may limit Spiral’s exposure under the indemnification agreements by enabling it to recover a portion of any future amounts paid under the agreements. However, the maximum potential amount of future payments Spiral could be required to make under these indemnification agreements is unlimited. If it were required to provide indemnification payments under these agreements, it could have a material adverse effect on Spiral’s financial position or results of operations.
      RISKS RELATED TO SPIRAL’S INDUSTRY
      Risks Related to Government Contracting
     Contracts with the U.S. Government (and most subcontracts with prime contractors) generally contain provisions and are subject to laws and regulations that give the U.S. Government rights and remedies not typically found in commercial contracts. These provisions may impose certain risks on Spiral. Some of the key provisions are summarized as follows:
❑	Although many of the programs in which Spiral participates extend for several years, these programs are normally funded incrementally on an annual basis. Further, the government may modify, curtail or unilaterally terminate Spiral’s contracts at its convenience. Failure of Congress to approve funding for a major program or contract, or
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a modification, curtailment, or termination of a major program or contract could have a material adverse effect on Spiral’s financial condition and/or results of operations.

❑	Many of Spiral’s multi-year contracts, including its largest contract, provide for the exercise by the customer of unilateral options or award terms. There can be no assurance that the customer will exercise such options or award terms.

❑	Government procurement regulations provide competitors the opportunity to protest or challenge new contract awards made to Spiral pursuant to competitive bidding procedures, including protests relating to Spiral’s qualification as a small business. Such protests or challenges may result in Spiral incurring additional costs, such as legal and proposal resubmission costs. Moreover, in the event a protest were upheld, this could result in termination, reduction or modification of the awarded contract, which could have a material adverse effect on Spiral’s financial condition and/or results of operations.

❑	U.S. Government contractors are subject to audits, investigations and inquiries by the Defense Contract Audit Agency (DCAA) and other government agencies regarding business practices and contract costs. The results of such audits, investigations and inquiries could result in the disallowance of certain costs incurred by Spiral, or the imposition of civil or criminal penalties, up to and including suspension or permanent disbarment from conducting business with the government. Because Spiral’s contract costs have been historically included in DCAA’s audit of SPARTA’s contract costs, Spiral does not have a stand-alone history of cost disallowances. SPARTA’s indirect contract costs have been negotiated through fiscal year 2004. Indirect contract costs for periods subsequent to fiscal year 2004 have been recorded at amounts which the Spiral Management Team expects will be realized by Spiral upon final settlement. Cost disallowances in excess of established reserves, or civil or criminal penalties resulting from investigations or inquiries, could have a material adverse effect on Spiral’s financial condition and/or results of operations.

❑	Spiral is subject to regulations regarding potential OCI. These regulations generally attempt to prevent the existence of conflicting roles that might bias a contractor’s judgment. OCI regulations also attempt to prevent unfair competitive advantage in situations where a contractor competing for award of a contract possesses proprietary information as a result of work performed on another contract, or source selection information that is relevant to the new contract but is not available to all competitors. In particular, contractors who perform systems engineering, requirements work, and technical analysis may be precluded from being awarded a contract to supply the system or major components thereof. Violations of contractual OCI clauses could result in the U.S. Government terminating the contract for default.

❑	A panoply of laws and regulations exists that affect companies that do business with the U.S. Government. Among the more significant regulations are the Federal Acquisition Regulations, which provide comprehensive regulations for the formation, administration, and performance of U.S. Government contracts; the Truth in Negotiations Act, which
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requires certification and disclosure of costs and pricing data in connection with the negotiation of certain contracts; Cost Principles and Cost Accounting Standards, which impose rules regarding the allowability and allocability of costs to U.S. Government contracts; and a variety of laws and regulations that govern the dissemination of information that is classified for national security purposes. These laws and regulations impose added costs on Spiral’s business, and significantly affect the manner in which Spiral conducts its business with its customers. Changes in or significant violations of these laws and regulations could result in unilateral downward adjustments to contract values, which could have a material adverse effect on Spiral’s financial condition and/or results of operations.
      Changes in Government Procurement Strategies
     Over the last few years, many U.S. Government agencies have increasingly relied upon indefinite delivery/indefinite quantity (ID/IQ) contracts, General Services Administration (GSA) schedule contracts, and other similar multiple award contract (MAC) vehicles. These contracts usually have more than one awardee, and receiving such a contract award merely gives the recipient the right to compete for task orders against other companies that have the same contract vehicle. These contracts may have high contract value ceilings, but such ceilings usually have little relationship to the true contract value. Due to the nature of these types of contracts, there is uncertainty as to how much business Spiral will ultimately be awarded under such contracts, as it may be unable to successfully market tasks or otherwise increase its revenue under these contract vehicles.
     In addition, over the last few years, the government has implemented a performance-based approach to service contracting. Under this approach to service contracting, performance is a key element in developing statements of work, selecting contractors, determining contract types and incentives, and performing contract administration. Performance-based service contracts are characterized by describing the contract requirements in terms of results required rather than the methods of performance of the work, setting measurable performance standards, evaluating contractor performance in a quality assurance plan, and identifying positive and negative incentives to induce improved quality performance. If Spiral fails to perform well on a performance-based service contract, it could fail to meet the contract requirements, or the procuring agency may not exercise incentive options to extend the contract term. Such actions may have a material adverse effect on Spiral’s financial condition and/or results of operation.
      Competition in the Industry
     The business in which Spiral is involved is very competitive and requires highly skilled and experienced technical personnel with appropriate levels of U.S. Government security clearances. Substantially all of its new business is acquired as a result of formal competitive solicitations, in which contracts are awarded on the basis of technical and management capabilities, cost, and past performance. There are many companies that compete in the service, technology and research and development areas in which Spiral is engaged, most of which are significantly larger and have more resources than Spiral. Competition among these companies is
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intense because, among other things, capital requirements and other barriers to entry are generally minimal. If Spiral is unable to compete effectively in this environment, there could be a material adverse effect on its financial position and/or results of operations.
      Government Security Issues
     Many of Spiral’s contracts require it and certain of its facilities and employees to obtain and maintain government security clearances. If Spiral loses or is unable to obtain the required security clearances, its customer may terminate the related contract, or may decide not to renew it upon its expiration. Additionally, a breach in security procedures could result in negative publicity, impair Spiral’s reputation, and prevent Spiral from further accessing critically sensitive information. Such events could have a material adverse effect on its financial position and/or results of operations.
V. DESCRIPTION OF SPLIT-OFF TRANSACTION
      The Split-Off Transaction
     At the closing of the Split-Off Transaction, Spiral employees who elect to participate in the transaction will exchange shares of SPARTA common stock owned by such employees having an aggregate value of $2.2 million (determined based on the Formula Price of SPARTA’s common stock as of the closing date) for 100% of the outstanding Spiral common stock currently owned by SPARTA. Under the terms of the Split-Off Agreement:
❑	If the aggregate value of shares of SPARTA stock tendered for exchange by the participating Spiral employees exceeds $2.2 million (i.e., if the exchange is oversubscribed), then the number of shares that each participating Spiral employee will exchange will be equal to his or her pro rata share (rounded to the nearest whole share) based on the ratio of the number of shares tendered by such employee to the total number of shares tendered by all participants.

❑	If the aggregate value of shares of SPARTA stock initially tendered for exchange by the participating Spiral employees is less than $2.2 million (i.e., if the exchange is undersubscribed), then the Spiral Management Team will be obligated to tender additional shares such that the aggregate value of all shares tendered shall equal $2.2 million. However, the Spiral Management Team will not be obligated to do so unless at least 25% of the total number of shares of SPARTA common stock to be exchanged in the Split-Off Transaction is provided by other Spiral employees.

❑	In either such case, shares tendered by the participating Spiral employee and/or a member of the Spiral Management Team may include both shares of SPARTA stock owned directly by such person, as well as shares of SPARTA stock indirectly owned by such person in his or her account in the Spiral Profit Sharing Plan. In the event that any participating Spiral employee or member of the Spiral Management Team owns shares both directly and in his or her account in the Spiral Profit Sharing Plan,
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unless that participant provides instructions to the contrary, the shares to be tendered for exchange will first be taken from shares that are owned directly by such person before any shares are taken from such person’s account in the Spiral Profit Sharing Plan.
     Shares of SPARTA common stock that are held by Spiral employees but which are not exchanged for shares of Spiral common stock in the Split-Off Transaction will be subject to repurchase by SPARTA, at its option, in accordance with the applicable requirements of SPARTA’s Amended and Restated Certificate of Incorporation.
      Purpose of the Split-Off Transaction
     In many of the business areas in which Spiral operates, a majority of the contracts are set aside for small businesses. Even though Spiral has been a wholly-owned subsidiary of SPARTA, Spiral qualified as a small business for purposes of those set-aside programs, because SPARTA qualified as a small business. However, in 2004 SPARTA lost its status as a small business for purposes of most of the small business set-aside programs in which it and Spiral had previously participated. As a result, Spiral, as a wholly-owned subsidiary of SPARTA, is not considered a small business for those set-aside programs, but would qualify as a small business if it is spun-off as a company independent from SPARTA. Further, Spiral’s ability to compete in the business areas in which it operates has been negatively impacted by the fact that its indirect rates, which are a component of the amount that Spiral charges to its customers, are higher than the indirect rates of many of the small businesses with which Spiral competes. We believe that, as a company independent of SPARTA, Spiral would be able to reduce its indirect rates and thereby compete more effectively.
     The shares of SPARTA common stock acquired by it in the Split-Off Transaction will be held as treasury shares.
      Conditions Precedent to Closing
     In addition to closing conditions that are customary for such transactions, the Split-Off Agreement includes several other conditions which must be satisfied in order for closing to occur. Key conditions include the following:
❑	Throughout its history, Spiral’s working capital has been provided by intercompany borrowings from and repayments to SPARTA. Subsequent to the closing, SPARTA will no longer provide such intercompany borrowings. Accordingly, prior to closing, SPARTA will contribute cash to Spiral for working capital purposes. Closing of the Split-Off Transaction is conditioned upon SPARTA funding such contribution. The amount of that contribution will be $1.4 million; provided, however, that if (a) Spiral’s “closing date net assets” are less than $600,000, then the amount of the contribution will be increased dollar-for-dollar by the amount by which Spiral’s closing date net assets are less than $600,000; and (b) if Spiral’s closing date net assets are greater than $600,000, then the amount of such contribution will be decreased, dollar-for dollar, by the amount
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by which Spiral’s closing date net assets are greater than $600,000. For purposes of the foregoing, “closing date net assets” is defined as the net assets of Spiral as of the closing date of the Split-Off Transaction, determined in accordance with generally accepted accounting principles, consistently applied, prior to giving effect to the cash contribution to Spiral by SPARTA.

❑	The Split-Off Agreement was executed by the Spiral Management Team, comprising Steve McCarter, Archie L. Moore and Michael A. Scardello, who are expected to be Spiral’s Chairman of the Board, President and Chief Executive Officer, and Senior Vice President, respectively, after the Split-Off Transaction. Messrs. McCarter’s, Moore’s and Scardello’s objective is that ownership of Spiral be broadly distributed across Spiral’s employee base. Accordingly, Messrs. McCarter, Moore and Scardello, at their option, may terminate the Split-Off Agreement and preclude closing if at least 25% of the total number of shares of SPARTA common stock to be exchanged in the Split-Off Transaction is not provided by other Spiral employees.
      Valuation of Spiral for Purposes of the Split-Off Transaction
     The value of Spiral for purposes of the Split-Off Transaction was determined by negotiations between SPARTA, on behalf of itself, and Messrs. Archie Moore, Steve McCarter and Michael Scardello, on behalf of themselves and all other Spiral employees who elect to participate in the Split-Off Transaction. No independent appraisal of the value of Spiral has been obtained.
      Tax Treatment
     SPARTA has received from the Internal Revenue Service (“IRS”) a Private Letter Ruling to the effect that the Split-Off Transaction qualifies as a tax-free transaction pursuant to Internal Revenue Code Section 355. As a result, Spiral employees who receive Spiral common stock in the Split-Off Transaction will owe no federal income tax on the value of the Spiral shares received, and will not recognize capital gains or losses (if any) for federal income tax purposes on the SPARTA shares surrendered in the Split-Off Transaction.
     For U.S. federal income tax purposes, the tax basis of the shares of Spiral common stock that you receive in the Split-Off Transaction generally will be the same as the tax basis of the shares of SPARTA common stock exchanged, and your holding period for the shares of Spiral common stock that you receive will include the period during which you held the shares of SPARTA common stock exchanged, provided that you held the SPARTA common stock as a capital asset. For U.S. federal income tax purposes, the tax basis of any shares of SPARTA common stock that are not exchanged will remain the same.
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     Spiral employees who participate in the Split-Off Transaction are required to include a descriptive statement in their federal income tax return for the year in which the transaction occurs, in order to comply with Treasury Regulation § 1.355-5(b). An example of such a statement follows:

SAMPLE INFORMATION STATEMENT TO THE
INTERNAL REVENUE SERVICE
Statement of Shareholder Receiving a Distribution of
Common Stock of Spiral Technology, Inc., a Controlled Corporation,
Filed Pursuant to Treasury Regulation § 1.355-5(b)
1. On (insert closing date), the undersigned, a stockholder of SPARTA, Inc. (“SPARTA”), received shares of Spiral Technology, Inc. (“Spiral”) common stock in a Split-Off Transaction pursuant to Section 355 of the Internal Revenue Code (the “Code”).
2. SPARTA received a private letter ruling from the Internal Revenue Service, dated November 8, 2006, to the effect that the Split-Off Transaction qualifies as a tax-free reorganization under Section 355 of the Code. The private letter ruling provides that no gain or loss will be recognized by the stockholders of SPARTA upon receipt of Spiral’s common stock in the Split-Off.
3. The names, addresses and IRS employer identification numbers of the corporations involved are:

(a)	SPARTA, Inc.
25531 Commercentre Drive
Suite 120
Lake Forest, California 92630
63-0775889

(b)	Spiral Technology, Inc.
244 East Avenue, K-4
Lancaster, California 93535-4500
95-4829596
4. The undersigned surrendered                      shares of SPARTA common stock in connection with the Split-Off.
5. The undersigned received                      shares of Spiral common stock in the Split-Off.

Date	Stockholder Signature
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     Upon consummation of the Split-Off Transaction, Spiral employees will no longer be associated with SPARTA. Such termination of association will trigger SPARTA’s right to repurchase all of the remaining shares of SPARTA common stock held by Spiral employees. In the event SPARTA exercises its right to repurchase any or all of the remaining shares of SPARTA common stock from Spiral employees, such repurchases will not be tax-free to the Spiral employees (other than repurchases of shares held in an employee’s account in the Spiral Profit Sharing Plan). Accordingly, if you elect to participate in the Split-Off Transaction, you will generally want to tender for exchange your older shares (which will generally have a lower tax basis) and retain your newer shares (which will generally have a higher tax basis).
     In connection with its ruling with respect to Section 355, the IRS advised that in the event SPARTA elects to repurchase any or all of the remaining shares of SPARTA stock held by Spiral employees, such repurchases will be subject to Section 356. Under Section 356, the repurchase of an employee’s personally-held shares (that is, shares that are not held in the Spiral Profit Sharing Plan) will be taxed either as
1.	a sale or exchange transaction (long-term or short-term capital gain or loss), or

2.	a dividend under Section 356(a)(2), i.e., (a) the gross proceeds received from the repurchase will be taxable at income tax rates applicable to dividends, without regard to the tax basis of the shares repurchased, and (b) the tax basis of the repurchased shares will be transferred to the Spiral shares obtained in the exchange.
     Section 356 will not affect the repurchase of shares of SPARTA stock held in the tax-qualified Spiral Profit Sharing Plan, because repurchases of such shares are not taxable until the proceeds are distributed from the Spiral Profit Sharing Plan to the plan participant or his/her designated beneficiary.
     The determination of whether Section 356(a)(2) applies to a particular transaction can be complex. However, the following generalized scenarios are provided as an aid to the Spiral employees and their tax advisors. (Each of the scenarios assumes that, after the Split-Off Transaction is consummated, SPARTA repurchases all of the remaining shares of SPARTA stock held by Spiral employees.)
❑	If an employee exchanges in the Split-Off Transaction all of his/her personally-held SPARTA stock for shares of Spiral stock (as well as any number of shares of SPARTA stock held in the Spiral Profit Sharing Plan), then Section 356(a)(2) would not apply. In this scenario, there would be no shares of personally-held SPARTA stock repurchased.

❑	If an employee exchanges in the Split-Off Transaction only shares of SPARTA stock held in the Spiral Profit Sharing Plan and none of his/her personally-held SPARTA stock, then Section 356(a)(2) would not apply. In this scenario, all of the shares of personally-held SPARTA stock would be repurchased. Under Section 302 (which is used to determine whether Section 356(a)(2) applies), a complete redemption of all of a stockholder’s shares precludes taxation of the repurchase as a dividend.
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❑	If an employee exchanges in the Split-Off Transaction a portion of his/her personally-held shares of SPARTA stock and SPARTA repurchases the remaining personally-held shares, then the dividend treatment of Section 356(a)(2) may apply.
     The IRS and the courts have generally not applied Section 356(a)(2) in situations where the repurchase of shares from a minority stockholder, or from a small group of minority stockholders who lack collective control or influence over the affairs of the corporation, results in a “meaningful reduction” in each stockholder’s proportionate interest in the corporation. Such determination is based on the facts and circumstances applicable to each individual stockholder. As a result, in order to determine whether Section 356(a)(2) applies, each Spiral employee should consult with his/her tax advisor. In particular, Spiral employees and their tax advisors should consult the following tax ruling, Internal Revenue Code sections and related Treasury regulations:
❑	Revenue Ruling 93-62, “Corporate reorganizations. Effect of the Supreme Court’s decision in Commission v. Clark, 489 U.S. 726 (1989), 1989-2 C.B. 68, on the analysis of whether gain recognized on the receipt of cash in an exchange of stock that otherwise qualifies under §355 of the Code is treated as a dividend distribution under §356(a)(2).”

❑	Internal Revenue Code Section 356, “Receipt of Additional Consideration,” and related Treasury regulations.

❑	Internal Revenue Code Section 302, “Distributions in Redemption of Stock,” and related Treasury regulations.
     The rulings and regulations referred to above may not address all of the facts and circumstances pertinent to each Spiral employee. Accordingly, each Spiral employee should consult with his/her tax advisor with regard to this determination.
     The information presented herein and the sample information statement represents our understanding of existing U.S. federal income tax laws and does not constitute tax advice. It does not purport to be complete or to describe tax consequences that may apply to particular categories of stockholders. In addition, there may be tax consequences to persons participating in the Split-Off Transaction under state, local, and/or foreign tax laws. Each stockholder should consult a tax advisor as to the particular consequences of the Split-Off Transaction to such stockholder under U.S. federal, state, local and foreign tax laws.
     Expiration Time
     The offer to participate in the Split-Off Transaction will expire at 9:00 p.m. Lake Forest, CA time on December 27, 2006 (the “Expiration Time”), unless extended.
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     Procedures for Tendering Shares
     If you wish to exchange shares of SPARTA stock that you own for shares of Spiral stock in the Split-Off Transaction, you must take the actions stated below with respect to the following documents, and then return all of those documents to the address indicated below so as to be received at that address no later than the Expiration Time:
●	Letter of Transmittal (Exhibit A):
¡	Insert the number of SPARTA shares that you desire to exchange;

¡	Sign and date at the places indicated;

¡	Deliver to SPARTA, together with original stock certificate(s) (unless all of the shares to be exchanged by you are held in the Spiral Profit Sharing Plan, in which case you must deliver the Letter of Transmittal, but not a stock certificate); and

¡	If stock certificate(s) is/are being delivered, sign the back of each certificate at the place indicated, exactly as your name appears on the certificate, and have your signature witnessed by an authorized witness (Lawanna Wheatly)
●	Stockholder’s Agreement (Exhibit B):
¡	Sign and date at the places indicated;

¡	If you’re married or have a registered domestic partner, your spouse or registered domestic partner, as the case may be, must sign and date the Consent of Spouse/Registered Domestic Partner attached to the Stockholder’s Agreement; and

¡	Deliver to SPARTA at the address stated below
●	Lost Certificate Affidavit (Exhibit C):
¡	If the SPARTA shares to be exchanged by you are represented by a stock certificate that has been lost or destroyed, complete, sign and date at the places indicated, have your signature witnessed by an authorized witness (Lawanna Wheatly); and

¡	Deliver to SPARTA at the address stated below
     Delivery of the foregoing should be made to the following address:
SPARTA, Inc.
25531 Commercentre Drive, Suite 120
Lake Forest, CA 92630
Attention: Diane Lavoie
     If you fail to deliver the foregoing documents by the Expiration Time, or if you deliver incomplete or unsigned documents, you will not be permitted to participate in the Split-Off Transaction.
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     In the event that you elect to participate in the Split-Off Transaction and you own shares of SPARTA stock directly and also hold shares of SPARTA stock in your account in the Spiral Profit Sharing Plan, unless you provide instructions to the contrary, the shares of SPARTA stock tendered for exchange by you will be taken first from the shares of SPARTA stock that you own directly, before any shares are taken from your account in the Spiral Profit Sharing Plan. Any shares of Spiral common stock exchanged in the Split-Off Transaction for shares of SPARTA stock held in your account in the Spiral Profit Sharing Plan will be issued in the name of, and delivered to, the Special Trustee under the Spiral Profit Sharing Plan.
     Upon consummation of the Split-Off Transaction, Spiral employees will no longer be associated with SPARTA. Such termination of association will trigger SPARTA’s right to repurchase all of the remaining shares of SPARTA common stock held by Spiral employees. In the event SPARTA exercises its right to repurchase any or all of the remaining shares of SPARTA common stock from Spiral employees, such repurchases will not be tax-free to the Spiral employees (other than repurchases of shares held in an employee’s account in the Spiral Profit Sharing Plan). Accordingly, if you elect to participate in the Split-Off Transaction, you will generally want to tender for exchange your older shares (which will generally have a lower tax basis) and retain your newer shares (which will generally have a higher tax basis).
     A valid surrender of certificate(s) and other required documents will not be deemed to have been made until all irregularities and defects have been cured or waived. SPARTA reserves full discretion to determine whether the documentation with respect to tendered SPARTA common stock is complete and generally to resolve all questions relating to tenders, including the date and hour of receipt of a tender, the propriety of execution of any document and all other questions regarding the validity or acceptability of any tender. SPARTA reserves the right to reject any tender not in proper form or to waive any irregularities or defects with respect to any stockholder, whether or not we waive similar irregularities or defects in the case of any other stockholder. Neither SPARTA nor anyone else will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.
     The method of delivery of shares, the Letter of Transmittal and all other required documents, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by SPARTA at the address stated above. If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
     A tender of shares will also constitute an acknowledgement by the tendering stockholder that: (1) the Offer is established voluntarily by us, it is discretionary in nature and it may be extended or terminated by us as provided herein; (2) such stockholder is voluntarily participating
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in the Split-Off Transaction; (3) the future value of our common stock and the future value of Spiral common stock are unknown and cannot be predicted with certainty; (4) such stockholder has read and understands this Offering Memorandum; and (5) such stockholder has consulted his or her tax and financial advisors with regard to how the Offer will impact his or her personal situation.
     Withdrawal Rights
     Tenders of shares are generally irrevocable. However, you may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 9:00 p.m., Lake Forest, CA time, on January 26, 2007, unless the Split-Off Transaction has already been consummated prior to that time.
     For a withdrawal to be effective, a written notice of withdrawal must:
          ● specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares; and
          ● be received in a timely manner at the following address:
SPARTA, Inc.
25531 Commercentre Drive, Suite 120
Lake Forest, CA 92630
Attention: Diane Lavoie
     Withdrawals of tenders of shares may not be rescinded, and any shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following the procedures described above under the caption “Procedures for Tendering Shares.”
     We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. Neither SPARTA nor anyone else will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
     Extension of the Offer; Termination
     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the conditions to the Split-Off Transaction have occurred, to extend the period of time during which the Offer is open and thereby delay
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acceptance for exchange of any shares by giving notice of such extension to all Spiral employees in a manner reasonably designed to inform them of such change. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for exchange any shares not theretofore accepted for exchange or, subject to applicable law, to postpone exchange of shares, if any of the conditions to the Split-Off Transaction shall not have occurred, by giving notice of such extension to all Spiral employees in a manner reasonably designed to inform them of such termination or postponement. Our reservation of the right to delay exchange of shares which we have accepted for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

VI.	UNAUDITED SELECTED SPIRAL FINANCIAL DATA
     The following tables set forth certain unaudited selected financial data of Spiral for each of the three fiscal years in the period ended December 31, 2005 and for the nine month periods ended September 30, 2006 and 2005. These tables should be read in conjunction with Spiral’s unaudited financial statements and the related abbreviated notes thereto appearing elsewhere in this Offering Memorandum. Earnings per share data have been omitted for all periods as such data are not meaningful.

	Operating Data (amounts in thousands)
	For the Nine Month Period		For the Year Ended
	Ended September 30		December 31
	2006	2005	2005	2004	2003
Sales	$8,439	$7,984	$10,529	$11,277	$13,075
Costs and expenses	$8,437	$7,944	$10,487	$11,036	$12,779
Net income	$1	$24	$25	$145	$178

	Balance Sheet Data (amounts in thousands)
	As of September 30		As of December 31
	2006	2005	2005	2004	2003
Total assets	$2,544	$2,631	$3,069	$3,091	$2,866
Working capital	$1,432	$1,601	$1,598	$1,570	$1,426
Intercompany receivable	1,177	$453	$951	$1,063	$1,133
Long-term debt	—	—	—	—	—
Stockholders’ equity	$1,623	$1,621	$1,622	$1,597	$1,452

VII.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF SPIRAL’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following Management’s Discussion and Analysis of Spiral’s Financial Condition and Results of Operations contain certain forward-looking statements. As more fully described elsewhere, forward-looking statements are not statements of historical fact, and involve risks and uncertainties that are difficult to predict. See “Forward-Looking Statements.”
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     Overview
     Spiral performs a wide range of scientific, engineering and technical assistance services, both as a prime contractor and subcontractor, primarily for the U.S. military services. In 2005, Spiral derived substantially all of its revenues from contracts with the DoD and NASA.
     Profitability on government contracts is dependent upon many factors. One significant factor is the type of contract under which the work is performed. Spiral generates substantially all of its revenue under cost reimbursement contracts. For example, in 2005, Spiral derived approximately 38% and 59% of its revenues from cost plus fixed fee and cost plus award fee contracts, respectively. Spiral derived the remaining 3% of revenues from time and material and fixed price contracts. Under cost reimbursement contracts, Spiral’s revenues comprise allowable contract costs plus applicable fee, which, under the terms of the contract, may be fixed or determined based on the customer’s evaluation of Spiral’s performance. Accordingly, under a cost reimbursement contract, Spiral generally takes on less risk, and therefore generally earns a lower fee rate. Under time and materials contracts, the customer agrees to pay a specific negotiated rate for each hour worked on the contract and to reimburse materials at cost. Spiral’s firm fixed price contracts primarily involve the licensing of its OTIS™ software products. Spiral’s profitability on time and materials and firm fixed price contracts depends to a large extent on its ability to effectively manage the costs of contract performance. Because Spiral takes on a greater degree of risk under such contracts, including the risk of realizing a loss, profit rates on such contracts can be higher than on cost reimbursement contracts.
     Contract costs comprise both direct costs of performing work on the contract and allocable indirect costs. Direct costs include labor costs for employees working directly on the contract, the cost of subcontractors performing work on the contract, and the cost of materials and travel incurred in the course of contract performance. Indirect costs include fringe benefits for Spiral’s employees, labor costs for employees supervising contract performance and for administrative functions, facility and equipment costs, and other similar costs incurred in the ordinary course of business. Indirect costs, as well as direct costs on cost reimbursement contracts, are subject to audit and adjustment. Through the effective date of the Split-Off Transaction, Spiral’s contract costs have been and will be included as part of SPARTA’s incurred costs, which have been audited and settled through fiscal 2004. Contract costs incurred in periods subsequent to fiscal 2004 have been recorded at amounts which the Spiral Management Team expects will be realized by Spiral upon final settlement. Although cost disallowances have not historically been significant, Spiral may be exposed to variations in profitability, including potential losses, if actual cost disallowances differ materially from these estimates.
     Historically, Spiral’s end-of-year annualized contract backlog has generally been indicative of its revenues in the following year. Annualized contract backlog represents all current contracts on which the Spiral Management Team expects Spiral to perform during the
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next 12 months and for which the customer has appropriated funds for payment of goods and services, plus the expected value during the next 12 months of future incremental funding on existing contracts. Although Spiral’s backlog has, in the past, generally been indicative of its future revenues, there can be no assurance that this will continue. Spiral’s backlog is typically subject to variations from year to year as contracts are completed, existing contracts are renewed, or new contracts are awarded. Additionally, all U.S. Government contracts included in backlog, whether or not funded, may be terminated at the convenience of the U.S. Government. U.S. Government contracts are also conditioned upon the continuing availability of Congressional appropriations; new Presidential Administrations, changes in the composition of Congress, and disagreement or significant delay between Congress and the Administration in reaching a defense budget accord can all significantly affect the timing of funding on Spiral’s contract backlog. Delays in contract funding resulting from these factors may have a significant adverse effect on Spiral’s financial position and/or results of operations.
     The following table presents key operating results data for fiscal years 2005, 2004 and 2003 and for the nine month periods ended September 30, 2006 and 2005:

	Operating Data (amounts in thousands)
	For the Nine Month Period Ended		For the Year Ended
	September 30		December 31
	2006	2005	2005	2004	2003
Sales	$8,439	$7,984	$10,529	$11,277	$13,075
Income before income taxes (operating income)	$2	$40	$42	$241	$296
Operating margin	—	0.5%	0.4%	2.1%	2.3%
Net income	$1	$24	$25	$145	$178
     Results of Operations – 2005 Compared with 2004
     Revenue decreased 7%, from $11.3 million in 2004 to $10.5 million in 2005. Revenue on the J-Tech program declined $0.4 million, primarily due to delays in Spiral’s ability to fill open electronic warfare support positions due to a tight labor market for employees with the appropriate security clearances. Revenue on the ETS program declined $0.3 million, primarily due to delays in filling open engineering support positions due to changes in direction at NASA resulting from NASA management changes during 2005. Revenue on the ARES program declined $0.2 million, primarily due to a realignment of work efforts initiated by the customer. This realignment resulted in a decline in work performed by Spiral’s subcontractors, but was partially offset by an increase in work performed directly by Spiral’s employees.
     Operating income as a percentage of revenue (operating margin) decreased from 2.1% of revenue in 2004 to 0.4% of revenue in 2005. The decline in operating margin resulted from a $70,000 increase in indirect labor, primarily as a result of increased marketing efforts. In addition, Spiral’s share of the SPARTA company-wide bonus pool increased $208,000 in 2005, due primarily to an increase in the overall size of the SPARTA bonus pool.
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     Spiral’s effective tax rate was 40% in both 2005 and 2004.
     Results of Operations – 2004 Compared with 2003
     Revenue decreased 14%, from $13.1 million in 2003 to $11.3 million in 2005. Revenue on the ETS program declined $0.7 million, primarily due to instability in NASA direction under previous NASA management. During 2005, changes in NASA agency-wide management substantially stabilized NASA’s direction, as NASA restated its commitment to aeronautics basic R&D and development of technologies for the National Airspace System. In addition, revenue from a contract completed in early 2003 contributed $0.7 million in revenue in 2003.
     Operating income as a percentage of revenue (operating margin) decreased from 2.3% of revenue in 2003 to 2.1% of revenue in 2004. The decline in operating margin primarily resulted from spreading relatively fixed facilities and equipment costs over a smaller revenue base. In addition, indirect labor increased $42,000, primarily as a result of increased marketing efforts.
     Spiral’s effective tax rate was 40% in both 2004 and 2003.
     Results of Operations – Nine Months Ended September 30, 2006
     Compared with Nine Months Ended September 30, 2005
     Revenue increased 6%, from $8.0 million for the first nine months of 2005 to $8.4 million for the first nine months of 2006. Revenue on the ARES program increased $0.2 million, due primarily to higher subcontract input as subcontractors completed their assigned tasking as the contract neared completion. (The initial ARES contract, on which Spiral was the prime contractor, was completed in July 2006. Spiral is a subcontractor on the follow-on contract, ARES II.) In addition, Spiral recognized revenue of $0.2 million during the first nine months of 2006 related to a contract completed early in 2003. The revenue related to costs incurred by a subcontractor which were initially disputed by the U.S. Government customer. The revenue was recognized during 2006 after the dispute was resolved.
     Although revenue increased, operating income as a percentage of revenue declined slightly, because the increase in revenue was attributable primarily to an increase in subcontract input. Improvement in operating margins is primarily dependent on growth in Spiral’s input (direct labor).
     Spiral’s effective tax rate was 40% in both 2006 and 2005.
     Backlog
     Annualized funded contract backlog represents all current contracts on which the Spiral Management Team expects Spiral to perform during the next 12 months and for which the customer has appropriated funds for payment of goods and services. Annualized unfunded contract backlog includes the expected value during the next 12 months of future incremental
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funding on existing contracts. Multi-year contract backlog represents the total funded and unfunded contract backlog, without regard to when the relevant contract work will be performed. As a result of U.S. Government funding practices, the Spiral Management Team expects that most of Spiral’s funded backlog will be performed within the next 12 months.
     Spiral has historically used an additional metric for assessing expected future business performance. In addition to funded and unfunded contract backlog, as defined above, Spiral has historically included the expected value of future incremental funding on certain proposals where Spiral expects a high probability of winning the procurement. The Spiral Management Team believes that this metric, denoted “Company-defined backlog” in the following table, is more indicative of its expected future revenues. For example, as of December 31, 2004 and 2003, annualized Company-defined backlog comprised 89% and 102% of the following fiscal year’s sales. The following table summarizes contract backlog and Company-defined backlog at the dates indicated:

	September 30, 2006	December 31, 2005	December 31, 2004
	(amounts in thousands)
Annualized funded contract backlog	$2,115	$3,765	$3,797
Annualized unfunded contract backlog	4,833	5,561	5,613

Total annualized contract backlog	6,948	9,326	9,410
Expected 12-month value of future funding on proposals with high probability of winning procurement	1,278	144	—

Total annualized Company-defined backlog	$8,225	$9,470	$9,410

Total multi-year contract backlog	$58,038	$64,265	$66,756
Expected value of future funding on proposals with high probability of winning procurement	3,902	208	—

Total multi-year Company-defined backlog	$61,940	$64,473	$66,756

     Although Spiral’s backlog has historically been indicative of its future revenues, there can be no assurance that this will continue. Spiral’s backlog is typically subject to variations from year to year as contracts are completed, major existing contracts are renewed, or major new contracts are awarded. Additionally, all U.S. Government contracts included in backlog, whether or not funded, may be terminated at the convenience of the U.S. Government. Moreover, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. New Presidential Administrations, changes in the composition of
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Congress, and disagreement or significant delay between Congress and the Administration in reaching a defense budget accord can all significantly affect the timing of funding on Spiral’s contract backlog. Delays in contract funding resulting from these factors may have a significant adverse effect on Spiral’s financial position and/or results of operations.
     Liquidity and Capital Resources
     Overview
     Historically, Spiral’s principal sources of capital for funding its operations have been funds generated by ongoing business activities and intercompany borrowings from SPARTA. Intercompany borrowings from and repayments to SPARTA are not interest-bearing. Spiral has no long-term debt. In connection with the Split-Off Transaction, SPARTA will contribute $1.4 million (subject to adjustment) to Spiral so that Spiral will be capitalized at a level that the Spiral Management Team believes will provide sufficient working capital for ongoing operations. Subsequent to the Split-Off Transaction, SPARTA will not be obligated to provide any additional working capital funding to Spiral.
     As previously discussed under “Forward-Looking Statements” and “Risk Factors”, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis, even though contract performance may take several years. These appropriations are subject to changes as a result of increases or decreases in the overall budget. Delays in contract funding may have a significant adverse effect on Spiral’s cash flows, working capital and liquidity.
     Cash Flow Information
     Spiral’s cash balances have remained constant over fiscal years 2005, 2004 and 2003, as all operating capital requirements have been funded by SPARTA via intercompany borrowings and repayments. Net increases or decreases in such intercompany borrowings are reflected as cash flows from financing activities in the statement of cash flows.
     Operating activities used $108,000 in cash in 2005, used $57,000 in cash in 2004 and generated $2,741,000 in cash in 2003. Net income and non-cash depreciation expense generated $36,000, $162,000 and $207,000 in operating cash flow during 2005, 2004 and 2003, respectively. The remaining components of cash flow from operations primarily comprise changes in the level of working capital.
     In 2005, an increase in working capital (excluding the net intercompany balance) consumed $140,000 of operating cash flow. The increase in working capital was primarily due to an $83,000 increase in accounts receivable and a $309,000 decrease in accounts payable, primarily due to the timing of cash receipts and disbursements. These increases in working capital were offset by a $208,000 increase in accrued bonuses payable to Spiral employees, resulting from an increase in SPARTA’s overall bonus pool. These bonuses were paid in February 2006.
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          In 2004, an increase in working capital (excluding the net intercompany balance) consumed $214,000 of operating cash flow. The increase in working capital was primarily due to a $295,000 increase in accounts receivable and a $184,000 decrease in accrued payroll. The increase in accounts receivable was primarily due to the timing of cash receipts. The decrease in accrued payroll was primarily due to a 17% decrease in the number of effective full-time employees as of the end of the year and to the timing of the payment of bi-weekly payroll resulting from an odd number of weeks in fiscal 2004. These increases in working capital were offset by a $304,000 increase in accounts payable due to the timing of cash disbursements.
          In 2003, a reduction in working capital (excluding the net intercompany balance) provided $2,533,000 of operating cash flow. The reduction in working capital was primarily due to a $2,833,000 decrease in accounts receivable, offset by decreases in accrued payroll and accrued profit sharing and 401(k) totaling $344,000. The decrease in accounts receivable was primarily due to the timing of cash receipts. The decreases in accrued payroll and in accrued profit sharing and 401(k) were primarily due to a 23% decrease in number of effective full-time employees as of the end of the year.
          Capital expenditures totaled $4,000, $13,000 and $3,000 in 2005, 2004 and 2003, respectively, and are expected to continue at nominal levels for the foreseeable future.
          Spiral’s significant contractual obligations relate to operating lease commitments. As of December 31, 2005, Spiral had no significant commercial commitments, nor significant commitments for capital expenditures. As of December 31, 2005, contractual obligations were payable as follows:

	Payments Due by Period (amounts in thousands)
	Total	Current	1-3 years	4-5 years	After 5 years
Operating Leases	$306	$108	$198	—	—

          Effects of Inflation
     Most of Spiral’s contracts are cost reimbursement type contracts or are completed within one year. As a result, Spiral has been able to anticipate increases in costs when pricing its contracts. Consequently, while costs and revenues include an inflationary increase commensurate with the general economy, the effects of inflation have not significantly impacted net income as a percentage of revenues.
          Effects of Federal Funding for Defense Programs
          Spiral derives substantially all of its revenues from contracts with U.S. Government agencies. Spiral’s government contracts may be terminated, in whole or in part, at the convenience of the customer (as well as in the event of default). In the event of a termination for convenience, the customer is generally obligated to pay the costs incurred by Spiral under the
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contract plus a fee based upon work completed. There have been no terminations of Spiral contracts since its inception in November 2000, nor does Spiral anticipate any termination of any programs or contracts in 2006. However, no assurances can be given that such events will not occur. In addition to the right of the U.S. Government to terminate contracts for convenience, U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Delays in contract funding may have a significant adverse effect on Spiral’s revenue recognition, liquidity, and cash flow.
     Critical Accounting Policies and Estimates
     The preceding discussion and analysis of Spiral’s financial condition and results of operations are based upon Spiral’s unaudited financial statements. The preparation of these unaudited financial statements requires Spiral to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Spiral evaluates its estimates, including those related to revenue recognition. Spiral bases its estimates on its experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The Spiral Management Team believes that the revenue recognition policy, as described in Note 2 to the Unaudited Financial Statements, affects the more significant judgments and estimates used in the preparation of Spiral’s unaudited financial statements.
     Quantitative and Qualitative Disclosures About Market Risk
     Spiral is exposed to certain market risks which are inherent in its financial instruments and which arise from transactions entered into in the normal course of business. Spiral’s current market risk exposure is primarily interest rate risk. Spiral currently does not transact business in foreign currencies, does not purchase or sell commodities, and does not invest in equity instruments. Therefore, the Spiral Management Team believes that Spiral does not have significant foreign currency exchange rate risk, commodity price risk, or equity price risk.
     Spiral’s exposure to interest rate risk relates primarily to the valuation of accounts receivable and to the computation of facilities capital cost of money (cost of money). Cost of money is an imputed cost allocable to U.S. Government contracts, and is determined by applying a cost-of-money rate to facilities capital employed in contract performance.
     Spiral has historically collected most of its accounts receivable within 90 days. Moreover, at December 31, 2005, long-term accounts receivable (contract retentions) comprised $5,000, or less than 0.3% of total accounts receivable. As a result, management does not believe there is significant interest rate risk with respect to valuation of Spiral’s accounts receivable.
     Cost of money is an imputed cost allocable to U.S. Government contracts, and is determined by applying a cost-of-money rate to facilities capital employed in contract performance. Spiral generally is entitled to include this imputed cost in its billings to the U.S.
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Government under cost reimbursement contracts and in its cost estimates under time and materials and fixed price contracts. Although cost of money is not a form of interest on borrowings, the level of prevailing interest rates is one element of the computation of cost of money rates. Accordingly, in periods of declining interest rates, Spiral’s cost of money rates generally decline, resulting in lower imputed cost of money and correspondingly lower revenues. However, in fiscal 2005, cost of money comprised less than 0.1% of revenues and less than 1% of operating income. Therefore, changes in cost of money rates resulting from changes in the level of prevailing interest rates would not normally be expected to have a material effect on Spiral’s results of operations.
VIII. BUSINESS OF SPIRAL
General
          Spiral operates in the Technical Services industry, which encompasses a broad range of engineering and technical support to DoD and NASA laboratories and test ranges. Typical support functions include basic aerospace R&D; design, development and operation of test facilities; tests of weapons systems, fleet platforms and data analysis; design, implementation and O&M of information technology capabilities; business management support and administrative support.
          Spiral’s Technical Services expertise and experience spans fixed- and rotary-wing piloted aircraft and unpiloted air vehicles, ranging from those in fleet service to those in the initial stages of R&D. Spiral’s systems experience for this span of platforms ranges from those systems required for vehicle operation – sensors, communications, electronic warfare, weapons, GPS, flight and flight control systems – to those for the conduct of R&D and/or T&E – instrumentation, sensors, flight termination, S- and L-band telemetry downlink, command uplink, and video downlink. Services are performed in both unclassified and classified environments.
          Spiral currently conducts its Technical Services activities in several key areas, including Specialty Aerospace Engineering, such as R&D/T&E, modeling and simulation, range correlation and threat characterization, applications and operations; Mission Support Services, such as planning and simulation; hardware and software development; real-time support, analysis, and reporting and T&E and R&D facilities development, sustainment, and operations; Software Systems and Advisory and Assistance Support (A&AS); Software Product Development and Sales of Spiral’s proprietary OTISTM software; and Program Management Support, including A&AS support and acquisition support.
          Spiral relies on a number of competitive strengths that it believes are important to developing and maintaining its competitive position.
❑	Spiral maintains a cadre of highly experienced staff with demonstrated and respected performance in R&D, T&E and SE&I, who are key to satisfying customer requests to provide highly experienced personnel with national expert level qualifications. Such
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satisfaction has been demonstrated historically by Spiral’s award fee scores on its cost-plus-award-fee contracts, which have resulted in performance ratings ranging from “very good” to “excellent.”

❑	Spiral’s expertise extends to several key service areas:
¡	In recognition of Spiral as range correlation experts in the Western Range Complex, the North Range at Nellis AFB and the Echo Range at the Naval Air Warfare Center — Weapons Division (NAWC-WD) at China Lake are using Spiral’s range correlation capability for pre-certification threat validation.

¡	In recognition of Spiral as experts in the certified chamber simulation of electronic warfare assets, the Air Force Information Warfare Center at Lackland AFB uses the Benefield Anechoic Facility at Edwards AFB for certification of threat simulations.

¡	Spiral is also recognized as a leader in modeling and simulation of rocket motors for the Rocket Systems Launch Program. For example, the Intercontinental Ballistic Missile System Program Office Propulsion Replacement Program at the Ogden Air Logistics Center at Hill AFB uses Spiral personnel who are fluent in FEMBuilder and ANDES/2 software tools for aging and surveillance modeling, simulation and analysis.

¡	Spiral is also recognized as a leader in the development of unique ground based T&E facilities. For example, Spiral was selected by the AFFTC to develop and operate their mobile/fixed Radio Frequency Monitoring System. In addition, the U.S. Army Yuma Proving Ground has selected Spiral to design, develop and implement a System Test and Integration Laboratory (STIL), based on Spiral’s performance for the NASA Western Aeronautical Test Range, Dryden Research Aircraft Integration Facility, AFRL National Hover Test Facility, AFMC Benefield Anechoic Facility and AFFTC Integration Facility for Avionics System Test.

¡	Spiral is also recognized as a leader in Inter-Range Instrumentation Group (IRIG) 106 Chapter 9 development and compliance. Spiral personnel briefed on this topic on behalf of the Range Commanders’ Council (RCC) at the International Telemetering Conference (ITC)-05, in conjunction with the announcement of the eXtensible Markup Language (XML) Schema as their new standard.
❑	Over 90% of Spiral staff maintain security clearances. Such classifications are a pre-requisite to perform classified work in the Technical Services industry. Spiral personnel are often contacted by other firms for employment because of their experience, clearance levels and suffixes.
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❑	In August 2006, the NASA DFRC awarded its Calibration Information Management System (CIMS) replacement contract to Spiral. This award, although relatively small, with expected revenues of $0.5 million, is a significant SE&I effort that will further Spiral’s reputation in the SE&I and range systems development arenas and provide a unique past performance citation for future marketing, business development and proposal efforts.

❑	Spiral’s OTIS™ telemetry software provides it with recognition as a developer and provider of quality software products. The Spiral Management Team believes that OTIS™ is the only telemetry software product on the market today that is fully compliant with IRIG 106 Chapter 9 Telemetry Attributes Standard. Spiral has succeeded in licensing OTIS™ software to repeat customers and to new customers via marketing and symposia activities and word of mouth referrals from existing customers.

❑	Spiral maintains networking relationships with major participants in the Technical Services industry, including Cubic Corporation, L-3 Communications Corporation, Science Applications International Corporation, the EG&G Division of URS Corporation, Raytheon Company, the Boeing Company, Lockheed Martin Corporation, JT3, LLC, and many small and small/disadvantaged businesses.

❑	The Spiral Management Team expects that after consummation of the Split-Off Transaction Spiral will be qualified as a small business under NAICS code 541710 for the 500, 1,000 and 1,500 employee limits, as well as the codes for small businesses with annual sales of less than $23 million. As a result, the Spiral Management Team expects that Spiral will be eligible to propose on small business set-aside programs, and that procuring agencies and prime contractors will be able to consider contracts awarded to Spiral in determining whether they have met their small business procurement objectives. In addition, as many Spiral employees were formerly in the military service, Spiral may ultimately qualify as a veteran-owned small business.

❑	The Spiral Management Team expects that after consummation of the Split-Off Transaction, Spiral will be eligible to participate in the U.S. Government’s SBIR program (which has a 500 employee limit).

❑	Spiral’s key contracts each have OCI clauses, which are designed to prevent the potential for conflicting roles that might impair a contractor’s judgment and to prevent unfair competitive advantage when a contractor has access to proprietary information. However, the Spiral Management Team believes that Spiral’s OCI clauses will not significantly impact its ability to compete for future contracts. In addition, Spiral’s software products generally do not present an OCI issue as they are unique in the industry.
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          The Technical Services Industry
          Spiral operates in the Technical Services industry, which encompasses a broad range of engineering and technical support to DoD and NASA laboratories and test ranges. Typical support functions include basic aerospace R&D; design, development and operation of test facilities; tests of weapons systems and analysis of data; design, implementation and O&M of information technology capabilities; business management support and administrative support.
          Spiral’s current and potential customer base in the Technical Services industry includes all of the Major Range and Test Facility Base (MRTFB) entities, NASA facilities, foreign governments and their contractors (products and related services), telemetry systems providers, and the full range of small to large U.S. aerospace and defense corporations. The estimated annual funding by customers, reasonably accessible by Spiral for R&D, T&E and SE&I services, is shown in the following figure (data derived from NASA and DoD government fiscal year 2006 budgets).
          Given the world wide situation and its impact on the warfighter, the DoD has increased its Government Fiscal Year (GFY) 2006 budget request substantially for the execution of T&E efforts. The following are illustrative examples of recent changes to the DoD’s Future Years Defense Program (FYDP) budget requests for ongoing and expanded T&E support to warfighters:
❑	The Air Force has proposed an increase in T&E program execution support of $300 million.

❑	The Navy is proposing an increase of $150 million for T&E for the F-35 Joint Strike Fighter (JSF), and the Air Force has requested an additional $300 million for its role as Responsible Test Organization for the JSF.
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❑	The Army has proposed an increase of $102 million for training range O&M, an increase of $116 million for Sustainment Systems Technical Support, and an increase of $37 million for development and spin out of its Warfighter Information Network – Tactical.

❑	The increased emphasis on combined test and training execution and the directive for joint operations across all branches of the military has spurred a request across DoD for a $700 million increase in T&E for Command, Control, Communications, and Computers development and implementation.

❑	The U.S. Air Force has also requested eliminating further funding for the Unpiloted Combat Air Vehicle X-45A and reduced funding for both the Global Hawk and Predator unmanned air vehicles. To meet the needs of the warfighter in Iraq and Afghanistan, the U.S. Air Force has requested an additional $350 million for the developmental T&E of the Joint — Unmanned Combat Air System which will be carried out as a joint program between the Air Force, NASA and the Defense Advanced Research Projects Agency.
          Trends Affecting the Technical Services Industry
          Recent trends in the Technical Services industry could affect Spiral’s access to and likelihood of success in competing for available contract funding. In the event Spiral is unable to rapidly adapt its business strategies in response to these trends, there could be a material adverse effect on its financial condition and/or results of operations.
❑	Acquisition Trends – The consolidation of multiple existing contracts into long duration, incentive-term contracts (up to fifteen years) has become prevalent in the Technical Services industry. As a result, there has been a significant reduction in the number of Technical Services contracts available for Spiral to pursue, although each such contract is potentially larger. In a single competition, the customer may award multiple ID/IQ contracts, with follow-on competition for task orders. Examples of such contract structures include the Air Force Operational Test and Evaluation Command (AFOTEC) Engineering and Technical Services support effort and the AFRL Integration, Demonstration and Validation Technical Services (IDVTS) effort. Awards of such contracts give Spiral the opportunity to compete with other contractors on task orders to be awarded under the contracts. However, there can be no assurance that the customer will award task orders to Spiral.

❑	R&D / T&E Program Execution Trends – The Air Force and Navy are transitioning toward a “super” Combined Test Force (CTF) to accomplish their T&E mission of joint munitions. An example of this trend is the F-35 JSF, where the CTF will be accomplished at the AFFTC and Naval Air Warfare Center – Aircraft Division (NAWC-AD) at Patuxent River. This trend points toward increased T&E execution at AFFTC, where Spiral is an entrenched contractor, and could also increase the industry’s need for Spiral’s OTIS™ software product line
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❑	Technology Trends – As a result of DoD funding being channeled to support military actions on a global scale, the directive to more closely relate and interact joint training and testing, and the advances in networking technology through the proposed Global Information Grid, the DoD’s migration to modeling and simulation to implement extended or “virtual” ranges in real time is gaining momentum. A prime example is the range correlation effort between the AFFTC, the Echo Range at the NAWC-WD at China Lake and the North Range at Nellis AFB. This effort has resulted in higher fidelity simulations, a reduction in open air range flying and increased efficiency when using the range.

❑	SE&I and O&M Program Execution Trends – The return to institutional funding (Direct Budget Authority), mandated by Public Law 107-314 Section 232, in GFY06 for T&E facilities as opposed to the current industrial funding (Reimbursable Budget Authority) within the entire DoD MRTFB requires that new approaches for maintenance of these assets must be “learned” and implemented by a young, inexperienced cadre of government test asset managers, engineers and operations technicians. Spiral can bring to its customers a high level of “corporate knowledge” regarding how to successfully apply for the institutional funding for the development, operation and maintenance of MRTFB T&E assets. In addition, the reallocation of funding within the DoD to support combat operations of the armed services in worldwide locations (e.g., Iraq and Afghanistan) may result in a reduction in available funds for development and execution of Program Elements within the FYDP.

❑	Base Realignment and Closure (BRAC) – Open air ranges and ground based T&E facilities such as those at the NAWC-WD China Lake, NAWC-AD Patuxent River, Redstone Arsenal, and Army Aviation Test Technology Center at Fort Rucker, are slated for extensive programmatic, structural and staffing changes. The proposed program and staffing additions at China Lake will tax not only China Lake’s facilities, but those of the surrounding community as well. Historically, it has been difficult for non-incumbent contractors to penetrate the China Lake Technical Services market. However, the proposed realignment will present a significant opportunity for non-incumbent contractors, as the BRAC Commission has proposed moving a number of significant programs to China Lake, including (a) the Weapons and Armaments Research, Development & Acquisition, and Test & Evaluation Program from Crane, IN, Indian Head, MD, Patuxent River, MD [excluding the Program Executive Office and the Program Management Office for the Naval Air Systems Command (NAVAIR)], Pt Mugu, CA, Seal Beach, CA, Port Hueneme, CA, and Dahlgren, VA; (b) the Fixed Wing Air Platform Survivability Live Fire T&E Program from Wright Patterson AFB; and (c) the Sensors, Electronic Warfare and Electronics Research, Development, Acquisition, Test & Evaluation Program from Point Mugu, CA. Spiral is currently pursuing this market with a focused marketing and business development effort. Spiral has hired a recognized “subject matter expert” to assist in this effort by contacting and coordinating capabilities briefings with responsible Navy and civil service leaders and decision makers. Spiral has established an office in Ridgecrest, CA to facilitate interaction with the customer and with established firms currently providing services and products to the NAWC-WD.
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❑	Mergers and Acquisitions – Mergers and acquisitions of small to mid-size companies by larger companies has greatly changed the mix of competitors, especially in the small business set aside arena. This consolidation has reduced the number of direct competitors to Spiral for small business set aside contracts. However, the Technical Services industry remains highly competitive (see “Business – Competition”).

❑	Quality Initiatives – Over the last few years, customers have placed greater emphasis on quality certifications, such as ISO 9001 and the Software Engineering Institute (SEI) Capability Maturity Model (CMM®). The majority of Spiral’s competitors have obtained such certifications, a situation that increases the importance of Spiral’s CMM® certification efforts, and subsequent follow-on certification for CMM-Integration (CMMI®). However, Spiral is not yet certified as to compliance with ISO 9001, CMM® or CMMI®.
          Competition
          The Technical Services industry is highly competitive. Spiral competes with large prime contractor system developers, such as Lockheed Martin Corporation, The Boeing Company, Northrup Grumman Corporation, and BAE Systems, Inc.; large support services contractors such as EG&G Technical Services Inc., Raytheon Corporation, ITT Industries, Inc., Dyncorp International LLC, Jacobs/Sverdrup, Wyle Laboratories, Inc., and CACI International, Inc.; and smaller support services contractors such as Tybrin Corporation, Arcata Associates, Inc., Swales Aerospace, Symvionics, Inc., Dynacs, Inc., WFI Government Services, Inc., Indyne, Inc., Analex Corporation, Jackson and Tull, Inc., and Analytical Services and Materials, Inc. For a particular procurement, Spiral may compete with one or more of these companies while at the same time team with them on other services contracts. Most of these companies have greater financial resources, larger technical staffs, and greater name recognition than Spiral. As a result, there can be no assurance that Spiral will be able to successfully compete against such companies, or other competitors, in upcoming procurements.
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          Spiral Business Strategy
          Spiral’s near and long-term strategy begins with maximizing its business base with its existing customers. A fundamental part of this strategy includes maintaining close communications and good relations with the government customer (and prime contractor, where applicable) in order to better understand their needs for the immediate future. By understanding these needs, Spiral can often anticipate future requirements and pre-position key personnel. Key customers and contract vehicles include:

Customer	Contract
NASA DFRC as subcontractor to Analytical Services and Materials, Inc.	ETS II
NASA DFRC	CIMS Replacement
AFRL, Edwards Site, Propulsion Directorate, as a subcontractor to J&T	ARES II
AFMC / AFFTC, as a subcontractor to JT3, LLC	J-Tech
NAVAIR, as a subcontractor DynCorp International LLC	iNET Architecture Development
Various Government and Commercial Customers	OTIS™
NAWC – AD, as a subcontractor to AMEWAS, Inc.	Aircraft Combat Environment Test and Evaluation Facility Support
AFOTEC, as a subcontractor to Teledyne Brown Engineering	AFOTEC Engineering and Technical Services
USAF Space and Missile Command, as a subcontractor to SPARTA	EADD II
U.S. Army Yuma Proving Grounds, as a subcontractor to SPARTA	Test and Range Support
Spiral’s business strategy also extends beyond its current customers. Other elements of Spiral’s business strategy include the following:
❑	Capitalize on Current Technical Services Business Synergies Between Spiral and SPARTA – SPARTA has several contracts that include Technical Service tasking. Spiral is currently beginning the spiral systems engineering development of a STIL for the Yuma Proving Ground. Spiral is also working with SPARTA at the Aviation Test and Training Center at Fort Rucker, where it is assessing ways of linking Fort Rucker and the Yuma Proving Ground together for integrated testing of weapons systems and platforms. It is anticipated that subsequent to the Split-Off Transaction, Spiral and SPARTA may coordinate Technical Service work on such contracts, including those at the U.S. Army’s White Sands Missile Range (WSMR), the Yuma Proving Ground, Fort Rucker; Northrup Grumman Corporation’s Azusa, CA facility; and NASA Langley in Hampton, VA.

❑	Pre-Position for Future Technical Services Procurements – There are a number of actions that Spiral plans on taking to enhance its opportunity to successfully compete for future Technical Services procurements. Such actions include: tracking and marketing Spiral’s T&E capabilities at Edwards AFB as the JSF program approaches the T&E phase; recruiting and hiring recognized subject matter experts with Army and Navy credentials to expand that business base; and identifying new customers for Spiral’s Technical Services business at national conferences sponsored by industry groups such as the International Test and Evaluation Association (ITEA), American Institute of Aeronautics and Astronautics, Society of Flight Test Engineers, Association of Old Crows (AOC), and the ITC.
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❑	Spiral has identified several upcoming Technical Services procurements on which it expects to bid, either as a prime contractor or as a subcontractor.

Government		Expected Bid	Expected
Customer	Procurement	Date	Role
NASA DFRC	PES to Code P (Projects)	Submitted	Prime
U.S. Army Yuma Proving Ground	Range/Telemetry System SE&I	2006	Prime
NASA Langley Research Center	Technology, Engineering and Aerospace Mission Support Services	2007	Subcontract
NASA DFRC	ETS III recompete	2007	Subcontract
U.S. Army WSMR	Mission Support Services	2007	Subcontract
NAWC-WD	Threat Validation	2007	Prime
NAWC-WD	Range Support	2008	Subcontract
U.S. Army Yuma Proving Ground	Science and Engineering Support	2008	Subcontract
NASA DFRC	Research Facilities & Engineering Support Services recompete	2012	Prime
❑	Increase the Visibility of Spiral’s Technical Services Capabilities – Spiral’s approach to enhancing its visibility includes attending, presenting and exhibiting at numerous national conferences and symposia to augment marketing efforts for new opportunities. The targeted conferences include the ITC-06; the Joint Army, Navy, NASA, and Air Force Conferences and Committee meetings; the RCC semi-annual meetings; the AOC conferences and symposia; and the ITEA symposia.

❑	Continue to Enhance Internal Capabilities to Support High-End Technical Services Business – By continuing to enhance its capabilities, the Spiral Management Team expects Spiral to be able to offer a broader range of Technical Services to its current and future customers. Activities designed to enhance Spiral’s capabilities include developing enhanced M&S capabilities by utilizing open architecture simulation software for 6-Degrees of Freedom simulations and Computational Fluid Dynamics software for response to higher end engineering solutions; advanced training on the use of EXTEND™ software for system modeling; and capturing a systems engineering and integration opportunity to facilitate implementation of CMM®/CMMI®-certified processes. The development and implementation of the Yuma Proving Ground STIL will be the first Spiral SE&I effort conducted in a CMMI® environment tailored to Yuma’s requirements.

❑	Increase the Visibility of Spiral’s Family of Software Products – Spiral’s OTIS™ software can serve as an effective “door opener” with new customers. Spiral intends to
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enhance the visibility of OTIS™ by marketing its conformance with the new RCC IRIG 106-05 Telemetry Attributes Transfer Standard (TMATS) and the new XML version of TMATS and Consultative Committee for Space Data Systems capability. In addition, Spiral plans to continue to participate in the semi-annual RCC Telemetry Committee meetings in support of the further development and evolution of the TMATS. Spiral will also provide software demonstrations and briefings via marketing mailers, conferences and symposia handouts, capabilities briefings to potential customers, and the Spiral website. Spiral also plans to develop a paperless installation update and service designed to substantially reduce the time and cost of delivering the software and subsequent updates to the customer.
          There can be no assurance that Spiral will successfully implement these plans, or that such implementation will be sufficient to enable Spiral to maintain and expand its current business base. In the event Spiral is unable to maintain and expand its business base, there may be a material adverse impact on its financial condition and/or results of operations.
          Backlog
          For a discussion of Spiral’s backlog, see “Management’s Discussion and Analysis of Spiral’s Financial Condition and Results of Operations – Backlog.”
          Employees
          As of September 30, 2006, Spiral had approximately 75 employees, and a full-time equivalent staff of approximately 65. Approximately 50% of Spiral’s employees hold college degrees, in a wide variety of disciplines, including aeronautical, electrical and mechanical engineering, physics, chemistry, mathematics, computer science and business and management.
          Many of Spiral’s contracts require it and certain of its employees to obtain and maintain government security clearances. As of September 30, 2006, over 90% of Spiral’s employees had security clearances. Virtually all of Spiral’s employees are based in its facility in Lancaster, California or at nearby government facilities. None of Spiral’s employees are covered by a collective bargaining agreement. The Spiral Management Team believes that Spiral’s employee relations are very good. Spiral has not experienced any labor disputes or work stoppages during the last five years.
          Properties
          Spiral’s corporate office, comprised of approximately 10,000 square feet of office space leased through October 2008, is located in Lancaster, California and maintains a top secret facility clearance. This facility provides office space for both Spiral-site staff and customer-site staff for company activities. Conference room space at this facility also supports meetings held by customers – these conference facilities are used extensively by the Edwards AFB AFRL and, less frequently, by the NASA DFRC. The aggregate annual rent paid by Spiral for this facility during the fiscal year ended December 31, 2005, was approximately $105,000. The Spiral
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Management Team believes that the existing facility is adequate to meet Spiral’s needs for the foreseeable future. Spiral currently subleases a portion of its facility to Jackson and Tull, Inc., and is also considering an additional sublease to another party.
          In May 2006, Spiral also leased an 880 square foot office in Ridgecrest, California to support marketing and business development activities related to the Naval Air Station – China Lake and the NAWC – Weapons Division. The lease expires April 30, 2007, has five one-year options, and has an annual rent cost of approximately $12,000.
IX. MANAGEMENT OF SPIRAL
          Officers and Key Personnel
          The following discussion presents information regarding Spiral’s current management staff. See “Risk Factors – Risks Related to Spiral’s Business – Key Personnel.”

Name	Position	Age
Archie L. Moore	President	62
Michael A. Scardello	Senior Vice President, Secretary and Treasurer	58
R. Stephen McCarter	Senior Vice President and Chief Financial Officer	75
Michael L. Orlando	Vice President of Operations	60
Lawanna S. Wheatley	Human Relations Coordinator	29
Deborah K. Schuppe	Facility Security Officer	42
Curtis A. Curry	Director, New Business Development	53
Keith L. Krake	Manager, NASA DFRC ETS Program	40
George L. Penick	Manager, AFMC J-Tech Program	59
James B. Eckmann	Manager, AFRL ARES Program	46
          Information regarding each of these individuals follows:
          Archie L. Moore. Mr. Moore has served as President of Spiral since its incorporation in November 2000. From November 1995 to November 2000, Mr. Moore served as the Operations Manager of the SPARTA Technical Services Operation. Prior to November 1995, Mr. Moore served in various managerial positions, including that of Division Manager of the Range Systems Division and Advanced Systems Division. Prior to joining SPARTA in March of 1989, Mr. Moore served 21 years for the National Aeronautics and Space Administration (including managing the NASA Western Aeronautical Test Range and NASA Dryden’s Information Systems Division). Mr. Moore holds a Baccalaureate in Mathematics from Texas Christian University (1966), a Master of Electrical Engineering from the University of Southern California (1976) and a Master of Engineering in Engineering Management from the University of California, Los Angeles (1978).
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          Michael A. Scardello. Mr. Scardello has served as Senior Vice President of Spiral since February 2005 and Vice President of Spiral from its incorporation in November 2000 through February of 2004. From February 2004 to February 2005, Mr. Scardello served as the Deputy Chief Information Officer (CIO) for Information Technology (IT) Operations at NASA’s DFRC, and was responsible for the planning, design, implementation, operations and maintenance of DFRC’s IT infrastructure. Mr. Scardello served as Division Manager of SPARTA’s Advanced Systems Division from 1997 through 2000. Prior to joining SPARTA, Mr. Scardello was President and CEO of two successful aerospace technical services companies: Perimeter Computer Systems, Inc (1988 – 1997) and Datamax Computer Systems, Inc. (1976 – 1988). Mr. Scardello holds an Associates Degree in Business Administration from Manatee Jr. College (1967) and a Bachelors Degree in Mathematics from the University of West Florida (1969).
          R. Stephen McCarter. Mr. McCarter has served as Sector President of SPARTA’s Hardware Systems Sector since 1996. Prior to that, he held various management positions in SPARTA, including Senior Vice President and Group Manager, beginning in 1994, and Vice President and Operation Manager from 1984 to 1990. He also served as President of MI SPARTA, Inc. from 1991 to 1994 which, at that time, was a wholly-owned subsidiary of SPARTA. Since 2001, he has also served as Chairman of the Board of Spiral. Mr. McCarter first became a member of the SPARTA Board of Directors in 1994. Mr. McCarter received his Bachelor of Science degree in electrical engineering from Texas A&M University. Mr. McCarter also holds a Master of Science degree in electrical engineering from New York University.
          Michael L. Orlando. Mr. Orlando has served as Vice President of Operations at Spiral since April 2004. Mr. Orlando’s total tenure with Spiral and with the SPARTA Technical Services Operation (the predecessor entity of the Spiral business) encompasses ten years since 1989, with two interruptions in service. During that time, his roles with Spiral included division manager, deputy division manager, and branch chief. Mr. Orlando’s primary emphasis has been software engineering; two systems he designed and built were deployed world-wide by the U.S. Air Force. He has served in managerial positions on three AFFTC Scientific, Engineering and Technical Assistance (SETA) contracts since 1983, including department manager, task manager, and deputy program manager. Mr. Orlando also worked on the Software Development Support Services contract at AFFTC, and on the Range Facilities and Information Systems Services contract at the NASA DFRC. Mr. Orlando was a civil servant at NASA Dryden beginning in 1974, spanning a total of ten years as the systems accountant for both NASA Dryden and NASA Ames, and deputy finance officer at NASA Dryden. Mr. Orlando was honorably discharged from the Army in 1969. Mr. Orlando holds a Bachelor of Science in Accounting from California State University at Northridge, and has completed units toward an Electrical Engineering degree.
          Lawanna S. Wheatley. Ms. Wheatley has been Spiral’s Human Relations Coordinator since July 2006. Prior to this assignment she served as the administrative assistant to Spiral’s Human Relations Coordinator. Prior to joining Spiral in April 2005, Ms. Wheatley served as a financial and environmental clerk typist for Quantum Staffing and prior to that as a job search specialist and administrative assistant for Innovative Education Systems. She has a General Education diploma from Hawthorne High School (1995) and has pursued business administration course work at El Camino College.
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          Deborah K. Schuppe. Ms. Schuppe has been Spiral’s Facility Security Officer since June 2004. Prior to this position, she was a Branch Chief for Spiral (August 2002-November 2003) and JT3 (November 2003 – June 2004) on the J-TECH contract at Edwards AFB, CA. Prior to supporting the contract on base, Ms. Schuppe provided operation support as Personnel Coordinator and Facility Security Officer for the Spiral office in Lancaster since her hire in May of 2000. Ms. Schuppe holds a Baccalaureate in Business Administration from Pacific Lutheran University (1985) and is pursuing a Master of Arts in Human Resources degree at Webster University.
          Curtis A. Curry. Mr. Curry has been employed by Spiral since 2002, when Spiral won the J-TECH subcontract, joining the J-TECH team as a primary support contractor to the U.S. Air Force’s Electronic Warfare (EW) Directorate. During his tenure he has performed as EW Operations and Maintenance Branch Manager, and in his current capacity as Spiral’s J-TECH Program Manager. In addition to leading the 48-person team of engineers and technicians, Mr. Curry has managed individual tests and other test-related projects. Prior to accepting the J-TECH Program Manager position, Mr. Curry was a staff engineer and technical lead for principals in the aerospace industry, McDonnell Douglas Corporation, Boeing Company, and Computer Sciences Corporation. Mr. Curry is retired from the U.S. Air Force, where he attained the rank of Senior Master Sergeant. Throughout his 22 year military career, he held various leadership positions in maintenance and test organizations. He holds a bachelor’s degree in Engineering Technology from Southern Illinois University at Carbondale and a Master of Business Administration degree from the University of Phoenix. In addition to his formal college education, Mr. Curry is a certified logistician with the Department of Defense.
          Keith L. Krake. Mr. Krake has served as Manager of Spiral’s ETS contract from its start date in May 2002, after having served as Program Manager on the predecessor contract. Mr. Krake joined SPARTA’s Technical Services Operation at the start of the predecessor ETS contract in November 1995. In addition to managing the ETS contract Mr. Krake, a senior flight systems/instrumentation engineer and subject matter expert, works a flight instrumentation engineering task on the contract. He has also served as a lead engineer on several projects for NASA Dryden, including currently on a research testbed aircraft. Mr. Krake holds a Bachelor of Aerospace Engineering and Mechanics degree from the University of Minnesota (1988).
          George L. Penick. Mr. Penick has served as the Spiral Program Manager for the Joint Range Technology effort since May 2006. Prior to this assignment, he served as the Chief Test Operations Engineer since February 2002. Prior to joining Spiral, Mr. Penick served as an Avionics Integrated Product Team engineer for Lockheed Martin Aeronautics Co. and prior to that as the supervisor for test operations support for Computer Sciences Corporation. He served in the U.S. Air Force for twenty-three years as an electronic warfare officer. Mr. Penick holds a Bachelor of Science degree in mathematics from East Central University (1968).
SPARTA and Spiral Proprietary

          James B. Eckmann. Mr. Eckmann has been the Program Manager of the ARES II effort for Spiral since its award in July 2006. Mr. Eckmann has been a respected technical performer at the AFRL for fifteen years. His prior assignment on the ARES I effort was that of Technical Director and Principal Systems Analyst. During his tenure at the AFRL, Mr Eckmann has supported the Laboratory Director directly and other notables in the Air Force, including the Chief Scientist of the Air Force. Prior to joining Spiral, Mr Eckmann was a senior mechanical engineer at General Dynamics Convair Division. He holds a Bachelor of Science degree in mechanical engineering from California Polytechnic State University, San Luis Obispo (1984) and a Certificate in Aerospace Systems from West Coast University (1990).
          Jerry R. Fabian is currently a Vice President of Spiral. However, he will resign that position concurrently with the closing of the Split-Off Transaction.
          Directors
          The current directors of Spiral are Messrs. Archie Moore, Steve McCarter and Michael Scardello.
X. DESCRIPTION OF SPIRAL’S CAPITAL STOCK
          General
          Holders of shares of Spiral’s common stock will be entitled to one vote per share on all matters to be voted on by stockholders and will be entitled to cumulate their votes for the election of directors. Cumulative voting entitles each stockholder to cast the number of votes that equals the number of shares of common stock held by such stockholder multiplied by the number of directors to be elected. Under cumulative voting, the stockholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees as such stockholder sees fit. Holders of common stock will be entitled to receive ratably dividends, out of funds legally available therefor, when and as declared by the Board of Directors. Holders of common stock will have no preemptive, redemption, subscription or conversion rights. All shares of common stock outstanding after consummation of the Split-Off Transaction will be fully paid and nonassessable.
          Restrictions on the Common Stock
          All shares of Spiral’s common stock will be subject to certain restrictions (including restrictions on their transferability and rights of Spiral to repurchase the same under certain circumstances) set forth in the Stockholder’s Agreement that each Spiral stockholder will be required to sign as a condition to participating in the Split-Off Transaction (the “Stockholder’s Agreement”). The form of the Stockholder’s Agreement is attached to this Offering Memorandum as Exhibit B. The following summary of the restrictions imposed by the Stockholder’s Agreement is qualified in its entirety by reference to the Stockholder’s Agreement itself, which you should read carefully if you elect to participate in the Split-Off Transaction.
SPARTA and Spiral Proprietary

          Right of Repurchase Upon Termination of Association – In the event of an employee’s or director’s termination of association with Spiral (a “Terminated Stockholder”) for any reason whatsoever, including but not limited to death, disability, voluntary resignation or involuntary termination, with or without cause, then (i) all shares of Spiral’s stock which are owned, beneficially or of record by the Terminated Stockholder, including, without limitation, any shares held of record by any trustee for the benefit or account of the Terminated Stockholder under any benefit plan adopted and maintained by Spiral, (ii) all shares which the Terminated Stockholder has the right to acquire subsequent to such termination of association under any employee benefit plan adopted and maintained by Spiral or pursuant to any stock option which was outstanding on the date of the termination of association, and (iii) all shares of Spiral’s stock previously transferred by the Terminated Stockholder (collectively, “Stock of the Terminated Stockholder”), will be subject to the rights of Spiral and the remaining stockholders (the “Remaining Stockholders”) of Spiral to repurchase all of such shares.
          Spiral will have the first option to repurchase any shares of the Stock of the Terminated Stockholder at any time within thirty days following the date of termination of association. Notwithstanding the foregoing, Spiral’s right to repurchase any shares of Stock of the Terminated Stockholder which are acquired by any person subsequent to his or her termination of association upon the exercise of any stock option held by such person on the date of the termination of association may be exercised by Spiral at any time within thirty days following the exercise of the stock option.
          In the event that Spiral does not elect to repurchase all of the shares of Stock of the Terminated Stockholder, the Board of Directors of Spiral may, in its discretion, cause Spiral to so notify each other holder of record of Spiral’s then outstanding common stock who is then a director of Spiral or an employee of Spiral or any subsidiary of Spiral. If such notification is given, each Remaining Stockholder thereupon will have the right to purchase (or, if the Remaining Stockholder is a participant in the Spiral Profit Sharing Plan, to direct the Special Trustee of the Spiral Profit Sharing Plan to purchase for the account of such Remaining Stockholder) all of the shares of Stock of the Terminated Stockholder which Spiral did not elect to repurchase. The Remaining Stockholders’ right to purchase will be exercisable at any time within sixty days following the date of termination of association; provided however, that the Remaining Stockholders’ right to repurchase any shares of common stock which are acquired by a Terminated Stockholder subsequent to his or her termination of association upon the exercise of any stock option may be exercised by the Remaining Stockholders at any time within sixty days following the exercise of the stock option. The option to purchase granted to the Remaining Stockholders may be exercised by them pro rata, based on the ratio which the number of shares of Spiral’s common stock held by each Remaining Stockholder bears to the total number of shares of the common stock held by all Remaining Stockholders electing to purchase. If any Remaining Stockholder fails to exercise such option, the Remaining Stockholders who have elected to purchase will have the option for a further period of ten days to purchase, on a pro rata basis, in one or more successive allocations on the same principle, the shares of the common stock not so purchased by the declining Remaining Stockholder. Spiral and/or the Remaining Stockholders may require a Terminated Stockholder to sell his or her stock to Spiral and/or the Remaining Stockholders only if Spiral and/or the Remaining Stockholders elect to
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purchase all of the Stock of the Terminated Stockholder, unless the Terminated Stockholder agrees to the purchase by Spiral and/or the Remaining Stockholders of less than all of such shares.
          In the event that Spiral and/or the Remaining Stockholders elect to exercise their purchase rights described above, the price per share of common stock will be the price per share as of the date of the termination of association giving rise to such purchase and sale determined using the formula which Spiral’s Board of Directors intends to adopt for the purpose of valuing Spiral’s common stock (the “Spiral Formula Price”). Notwithstanding the foregoing, however, if the Terminated Stockholder shall have theretofore taken a leave of absence in excess of ninety days and shall not have completed one full year of service with Spiral subsequent to the end of such leave of absence, the price per share will be the lesser of (i) the Spiral Formula Price as of the date of the termination of association, or (ii) the Spiral Formula Price as of the date of commencement of such leave of absence.
          The purchase price for shares of common stock repurchased by Spiral or the Remaining Stockholders from a Terminated Stockholder upon exercise of the option to do so which is described above will generally be paid in cash and/or cancellation of indebtedness owed to Spiral by the Terminated Stockholder, unless the Terminated Stockholder agrees to accept Spiral’s interest bearing, non-negotiable promissory note in lieu of cash for all or a portion of the purchase price. Subject to the provisions of any agreement establishing the terms of any such promissory note entered into between the payee thereof and Spiral, each such promissory note will have such term, not exceeding seven years, as Spiral’s Board of Directors determines.
          Under the Stockholder’s Agreement, Spiral may not repurchase shares of its stock if and to the extent that such repurchases would exceed a limitation established from time to time by Spiral’s Board of Directors (the “Repurchase Limitation”), which will be intended to ensure that repurchases by Spiral of its stock do not have a material adverse effect on Spiral’s financial condition.
          Restrictions on Transferability – No holder of shares of Spiral’s common stock will be able to sell, pledge, or in any way dispose of any such shares, or any interest therein, whether voluntarily or by operation of law, except (i) transfers to such holder’s account in the Spiral Profit Sharing Plan, or (ii) transfers to Spiral, or (iii) transfers to Remaining Stockholders (or to the accounts of the Remaining Stockholders in the Spiral Profit Sharing Plan) pursuant to their repurchase rights described above, or (iv) hypothecation to any lender which has been specifically designated by Spiral’s Board of Directors, provided that the loan program to which such hypothecation relates has been specifically approved by Spiral’s Board of Directors and includes the right of Spiral to repurchase such shares in the event of default under the loan to which the hypothecation relates, or (v) transfers to a trust for the benefit of the holder and/or the holder’s spouse and/or issue. Any shares so transferred in trust will remain subject to all of the provisions and restrictions of the Stockholder’s Agreement, including the restrictions on further transfer and the rights of Spiral and/or the Remaining Stockholders to purchase such shares upon the termination of association of the transferring holder. Further, as a condition to agreeing to such a transfer, Spiral may require that the trustee execute and deliver to Spiral a written agreement acknowledging those restrictions.
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          In the event that any stockholder of Spiral desires to sell or otherwise transfer all or any portion of the same other than as described in the immediately preceding paragraph, he or she may do so provided that he or she first shall have offered such shares (the “Offered Shares”) to Spiral as described below. At least thirty days prior to any proposed sale or other transfer, the holder of the Offered Shares must give written notice (the “Notice”) of the proposed transfer to Spiral. The Notice must set forth the name of the proposed transferee, the number of shares to be transferred, the price per share, and all other terms and conditions of the proposed transfer, and must state that the same constitutes a bona fide, good faith transaction. The Notice will constitute the grant of an option to Spiral to purchase the Offered Shares. Spiral thereupon, for a period of thirty days following receipt of the Notice, will have the right to purchase all, but not less than all, of the Offered Shares for a price equal to the price specified in the Notice. The terms of payment will be, at Spiral’s election, (A) cash, or (B) as provided in the Notice (with Spiral paying the equivalent value of any non-cash consideration as mutually agreed upon by Spiral and the holder of the Offered Shares).
          In the event that Spiral does not elect to purchase all of the Offered Shares within thirty days after its receipt of the Notice, the holder of the Offered Shares may transfer the Offered Shares within thirty days to the person, at the price, and on the terms specified in the Notice. If the Offered Shares have not been transferred within such thirty day period, the Offered Shares shall again become subject to all of the restrictions on transfer and rights of first refusal described above. Any of the Offered Shares which have been transferred by an employee of Spiral or any subsidiary of Spiral or by a director of Spiral shall, in the hands of the transferee and any successive transferee, be and remain subject to all of the provisions and restrictions contained in the Stockholder’s Agreement, including but not limited to Spiral’s and Remaining Stockholders’ rights to repurchase such shares upon the termination of association of the employee or director with Spiral.
          Termination of Transfer Restrictions and Repurchase Rights – The foregoing transfer restrictions and repurchase rights of Spiral will automatically terminate upon the earlier to occur of either of the following:
          (i) the closing of the first underwritten public offering of any class of Spiral’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended; or
          (ii) the listing by Spiral of any class of its equity securities for trading on the National Association of Securities Dealers Automated Quotation System or on any securities exchange.
Lack of Trading Market
          As a result of the transfer restrictions and rights of repurchase described above, there will be no trading market for Spiral’s common stock after the Split-Off Transaction. Further, Spiral’s
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stockholders will have no right to compel Spiral to repurchase any of its stockholders’ shares. The Spiral Management Team anticipates that, after the Split-Off Transaction, Spiral may establish and maintain a voluntary repurchase program, at the discretion of its Board of Directors, in order to provide a level of liquidity to its stockholders. However, the establishment and maintenance of such a voluntary repurchase program will depend upon a number of factors, including the level of Spiral’s ongoing cash flow after the Split-Off Transaction, and will not likely occur until at least one year after the closing of the Split-Off Transaction. The number of shares that Spiral may repurchase will be subject to legal restrictions imposed by applicable corporate law affecting the ability of corporations to repurchase shares of their capital stock. In addition, the Spiral Management Team expects that the number of shares which Spiral may repurchase will be subject to a self-imposed quarterly repurchase limitation, which is designed to ensure that any repurchase of shares by Spiral from time to time would not materially impair its liquidity or financial condition. Accordingly, there can be no assurance that Spiral stockholders will be able to sell any of the shares they desire to sell.
XI. PRICE RANGE OF SPARTA COMMON STOCK
          In the Split-Off Transaction, SPARTA will acquire from those Spiral employees who elect to participate in the Split-Off Transaction, shares of SPARTA common stock with an aggregate value of $2,200,000, based on the “Formula Price” of SPARTA’s common stock as of the date of the consummation of the Split-Off Transaction. The “Formula Price” is a price per share that is determined quarterly by SPARTA using a formula to establish the price per share of SPARTA’s common stock for purposes of SPARTA’s 1997 Stock Plan and SPARTA’s stock repurchase program.
          The following table sets forth information regarding the Formula Price of SPARTA’s common stock for the periods beginning on the dates indicated:

	Formula Price per Share of Common Stock
	2006	2005	2004
January 21	$42.53	$36.90	$28.02
April 21	$41.25	$40.87	$30.32
July 21	$42.49	$40.96	$31.16
October 21	$41.39	$42.12	$34.58
          SPARTA’s common stock is not listed on any securities exchange or the Nasdaq Stock Market, nor is such stock the subject of quotes on any inter-dealer quotation system or electronic communications network
XII. CERTAIN SPARTA FINANCIAL INFORMATION
          SPARTA incorporates by reference the financial statements and notes thereto included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and Item 1 of our
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Quarterly Report on Form 10-Q for the quarters ended October 1, 2006 and October 2, 2005. You should refer to Section XIV below for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
     The following tables set forth summary data from SPARTA’s balance sheet at October 1, 2006 and October 2, 2005, and our statement of operations for the nine months ended October 1, 2006, and October 2, 2005, and the fiscal years ended January 1, 2006 and January 2, 2005. Year-end financial data have been derived from, and should be read in conjunction with, our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended January 1, 2006. Data as of and for the nine months ended October 1, 2006 and October 2, 2005, are derived from, and should be read in conjunction with, our unaudited financial statements and related notes filed as part of our Quarterly Reports on Form 10-Q for the quarters ended October 1, 2006 and October 2, 2005. We have prepared the unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such date and operating results for such periods. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year. The Company’s fiscal year is the 52 or 53 week period ending on the Sunday closest to December 31. For ease of presentation of summary financial data, the year-ends have been presented as December 31, and the nine month period-ends have been presented as September 30.

	Balance Sheet Data
	(amounts in thousands, except per share data)
	As of September 30		As of December 31
	2006	2005	2005	2004
Current assets	$97,843	$93,639	$97,605	$83,228
Noncurrent assets	$14,992	$14,735	$14,941	$12,783
Current liabilities	$39,265	$37,612	$37,931	$36,917
Noncurrent liabilities	$6,821	$7,544	$6,573	$8,367
Stockholders’ equity	$66,749	$63,218	$68,042	$50,727
Book value per common share outstanding	$13.19	$12.00	$12.80	$9.91
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	Operating Data
	(amounts in thousands, except per share data)
	For the Nine Month		For the Year Ended
	Period Ended September 30		December 31
	2006	2005	2005	2004
Sales	$217,739	$198,147	$277,102	$251,566
Total costs and expenses	$196,067	$176,618	$248,704	$226,354
Income from continuing operations	$13,126	$13,044	$17,103	$15,987
Net income	$13,127	$13,068	$17,103	$15,987
Earnings per share from continuing operations
Basic	$2.52	$2.50	$3.26	$3.07
Diluted	$2.37	$2.28	$2.98	$2.82
Earnings per share
Basic	$2.52	$2.50	$3.26	$3.07
Diluted	$2.37	$2.28	$2.98	$2.82
XIII. INTEREST OF SPARTA DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS CONCERNING SHARES
     The following tables provide information relating to transactions in SPARTA common stock during the 60 days preceding the dissemination of this Offering Memorandum.

Transactions by SPARTA, Inc.
				Where and How
	Date of the	Number of Shares of		Transaction Was
Nature of Transaction	Transaction	Common Stock	Price Per Share	Effected
Issuance of shares pursuant to stock option exercise	9/30/06-11/29/06	106,620	$20.43-$42.49	Transactions effected at SPARTA corporate office
Repurchase of shares from terminated employees	9/30/06-11/29/06	55,396	$41.39-$42.49	Transactions effected at SPARTA corporate office
Other repurchases of shares	9/30/06-11/29/06	94,834	$41.39-$42.49	Transactions effected at SPARTA corporate office
SPARTA and Spiral Proprietary

Transactions by Directors and Executive Officers of SPARTA, Inc.
Name and Title of Person	Date of the	Number of Shares of		Where and How Transaction
Effecting the Transaction	Transaction	Common Stock	Price Per Share	Was Effected
Troy A. Crites, Corp. Senior Vice President and Sector President	11/9/06	3343 (Acquired)	$20.43	Transactions effected at SPARTA corporate office

Troy A. Crites, Corp. Senior Vice President and Sector President	11/9/06	2157 (Sold)	$41.39	Transactions effected at SPARTA corporate office

Ronald S. McCarter, Corp. Senior Vice President and Sector President	10/4/06	1947 (Sold)	$42.49	Transactions effected at SPARTA corporate office

Ronald S. McCarter, Corp. Senior Vice President and Sector President	10/30/06	2163 (Sold)	$20.43	Transactions effected at SPARTA corporate office

Ronald S. McCarter, Corp. Senior Vice President and Sector President	10/30/06	1396 (Sold)	$41.39	Transactions effected at SPARTA corporate office

Ronald S. McCarter, Corp. Senior Vice President and Sector President	11/21/06	120 (Sold)	$41.39	Transactions effected at SPARTA corporate office

Robert C. Sepucha, Director and Chief Executive Officer	11/9/06	12,034 (Acquired)	$20.43	Transactions effected at SPARTA corporate office

Robert C. Sepucha, Director and Chief Executive Office	11/9/06	7768 (Sold)	$41.39	Transactions effected at SPARTA corporate office

Robert C. Sepucha, Director and Chief Executive Officer	11/21/06	120 (Sold)	$41.39	Transactions effected at SPARTA corporate office

Raymond C. Gretlein, Jr. Corporate Vice President and Chief Information Officer	10/4/06	118 (Acquired)	$28.02	Transactions effected at SPARTA corporate office

Raymond C. Gretlein, Jr. Corporate Vice President and Chief Information Officer	11/21/06	120 (Sold)	$41.39	Transactions effected at SPARTA corporate office

David Schreiman, Corporate Vice President, Treasurer, and Chief Financial Officer	11/21/06	121 (Sold)	$41.39	Transactions effected at SPARTA corporate office

Wayne R. Winton, Chairman of the Board of Directors	11/21/06	120 (Sold)	$41.39	Transactions effected at SPARTA corporate office
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Transactions by Directors and Executive Officers of Spiral Technology, Inc.
				Where and How
Name and Title of Person	Date of the	Number of Shares of		Transaction Was
Effecting the Transaction	Transaction	Common Stock	Price Per Share	Effected
Ronald S. McCarter, Chairman of the Board and Senior Vice President	See above			Transactions effected at SPARTA corporate office

Archie Moore, President and Director	10/4/06	939 (Sold)	$42.49	Transactions effected at SPARTA corporate office

Archie Moore, President and Director	11/21/06	120 (Sold)	$41.39	Transactions effected at SPARTA corporate office

Michael L. Orlando, Vice President Operations	11/21/06	53 (Sold)	$41.39	Transactions effected at SPARTA corporate office

Jerry R. Fabian, Vice President	—	—	—

Michael A. Scardello, Senior Vice President/Chief Financial Officer	—	—	—
     The following table sets forth, as of November 29, 2006, certain information known by SPARTA with respect to the beneficial ownership of SPARTA’s common stock by its directors and executive officers.
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	Number of Shares of	Percentage of Total
Name and Title	Common Stock	Shares Outstanding
Wayne R. Winton Chairman of the Board of Directors	197,775	3.93

William E. Cook Director	3,921	.08

Rockell N. Hankin Director	9,214	.18

John L. Piotrowski Director	10,665	.21

Gerald A. Zionic Director	3,921	.08

Robert C. Sepucha Director and Chief Executive Officer	91,878	1.83

Troy A. Crites Corporate Senior Vice President and Sector President	35,860	.71

R. Stephen McCarter Corporate Senior Vice President and Sector President	87,288	1.74

Randy N. Morgan Corporate Senior Vice President and Sector President	8,591	.17

Jerry R. Fabian Corporate Vice President, Secretary, and Chief Administrative Officer	23,755	.47

Raymond C. Gretlein, Jr. Corporate Vice President and Chief Information Officer	19,764	.39

David E. Schreiman Corporate Vice President, Treasurer, and Chief Financial Officer	9,996	.20
     Except as set forth below, each of the persons included in this table has sole voting and investment power over the shares respectively owned, except shares issuable upon exercise of stock options, and except as to rights of the person’s spouse under applicable community property laws. The number of shares of common stock indicated in the table includes the number of shares held in the individual’s account in the SPARTA, Inc. Profit Sharing Plan, the number of shares held in a trust pursuant to the terms of the SPARTA, Inc. Stock Compensation Plan, and the number of shares subject to options that may be exercised within 60 days of November 29, 2006 as indicated in the following table:
SPARTA and Spiral Proprietary

		Number of Shares Held
		in Trust Pursuant to the	Number of Shares
	Number of Shares	Terms of the SPARTA,	Subject to Options That
	Held in the Profit	Inc. Stock	May Be Exercised
Name	Sharing Plan	Compensation Plan	Within 60 Days
Wayne R. Winton	—	—	1,462
William E. Cook	—	—	812
Rockell N. Hankin	—	—	2,074
John L. Piotrowski	—	—	2,074
Gerald A. Zionic	—	—	812
Robert C. Sepucha	40,393	—	18,648
Troy A. Crites	5,547	2,149	8,364
R. Stephen McCarter	80,466	—	3,652
Randy N. Morgan	1,360	2,032	19,460
Jerry R. Fabian	906	—	7,206
Raymond C. Gretlein	19,247	—	2,225
David E. Schreiman	3,127	—	10,988
XIV. ADDITIONAL INFORMATION CONCERNING SPARTA
     SPARTA is subject to the informational filing requirements of the Securities Exchange Act, and, accordingly, is obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC.
     These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
     The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. These documents contain important information about us.
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Our SEC Filings	Period Covered or Date of Filing
Annual Report on Form 10-K	For the year ended January 1, 2006, filed April 3, 2006

Quarterly Report on Form 10-Q	For the quarter ended October 1, 2006, filed November 13, 2006

Current Reports on Form 8-K	Filed April 27, 2006, June 22, 2006, July 27, 2006 and October 26, 2006

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act on or after the date hereof	After the date of the Offer and prior to the Expiration Time
     Any statement contained in any document incorporated by reference into this Offering Memorandum shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offering Memorandum or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum.
     You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing us at: SPARTA, Inc., 25531 Commercentre Drive, Suite 120, Lake Forest, CA 92630, Attention Jerry R. Fabian. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at www.sparta.com. Information on our website does not form a part of the Offer.
XV. ADDITIONAL INFORMATION CONCERNING THE OFFER AND SPLIT-OFF TRANSACTION
     Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act, we have filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section XIV with respect to information concerning SPARTA.
     You should only rely on the information contained in this document or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal and the instructions thereto. If given or made, any
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recommendation or any such information or representation must not be relied upon as having been authorized by us.
XVI. LIST OF ACRONYMS

A&AS	Advisory and Assistance Support	IRS	Internal Revenue Service
AFFTC	Air Force Flight Test Center	JSF	Joint Strike Fighter
AFMC	Air Force Materiel Command	J-TECH	Joint Range Technical Services
AFOTEC	Air Force Operational Test and Evaluation Center	MAC	Multiple Award Contract
AFRL	Air Force Research Lab	M&S	Modeling and Simulation
AOC	Association of Old Crows	MRTFB	Major Range and Test Facility Base
ARES	Advanced Research and Engineering Support	NAICS	North American Industrial Classification System
BRAC	Base Realignment and Closure	NASA	National Aeronautics and Space Administration
CMM®	Capabilities Maturity Model	NAVAIR	Naval Air Systems Command
CMMI®	Capabilities Maturity Model — Integration	NAVSEA	Naval Sea Systems Command
CTF	Combined Test Force	NAWC-AD	Naval Air Warfare Center — Aircraft Division
DCAA	Defense Contract Audit Agency	NAWC-WD	Naval Air Warfare Center — Weapons Division
DFRC	Dryden Flight Research Center	O&M	Operations and Maintenance
DOC	Department of Corporations	OCI	Organizational Conflict of Interest
DoD	Department of Defense	R&D	Research and Development
DSO	Days Sales Outstanding	RCC	Range Commanders’ Council
ETS	Engineering and Technical Services	SBIR	Small Business Innovative Research
EW	Electronic Warfare	SE&I	Systems Engineering and Integration
FYDP	Future Years Defense Program	SEI	Software Engineering Institute
GSA	General Services Administration	SETA	Scientific, Engineering and Technical Assistance
GPS	Global Positioning System	STIL	System Test and Integration Laboratory
ID/IQ	Indefinite Delivery / Indefinite Quantity	T&E	Test and Evaluation
IDVTS	Integration, Demonstration and Validation Technology Services	TMATS	Telemetry Attributes Transfer Standard
IRIG	Inter-Range Instrumentation Group	WSMR	White Sands Missile Range
ITC	International Telemetering Conference	XML	eXtensible Markup Language
ITEA	International Test and Evaluation Association
SPARTA and Spiral Proprietary

XVII. INDEX TO UNAUDITED SPIRAL FINANCIAL STATEMENTS
SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
UNAUDITED BALANCE SHEET
(amounts in thousands)

	December 31,
	2005	2004	2003
ASSETS
Current assets:
Cash	$20	$20	$20
Accounts Receivable, Net	2,047	1,964	1,669
Prepaid Expenses and Other Current Assets	27	17	18
Intercompany Receivable	951	1,063	1,133

Total Current Assets	3,045	3,064	2,840

Property and Equipment	237	274	263
Accumulated Depreciation	(225)	(255)	(240)

Net Property and Equipment	12	19	23

Other Assets	12	8	3

Total Assets	$3,069	$3,091	$2,866

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$4	$313	$9
Accrued Compensation and Benefits	1,443	1,181	1,405
Intercompany Payable	—	—	—

Total Current Liabilities	1,447	1,494	1,414

Stockholder’s Equity
Common Stock	140	140	140
Retained Earnings	1,482	1,457	1,312

Total Equity	1,622	1,597	1,452

Total Liabilities and Stockholder’s Equity	$3,069	$3,091	$2,866

See accompanying abbreviated notes to unaudited financial statements.
Substantially all disclosures required by Generally Accepted Accounting Principles have been omitted.
SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
UNAUDITED STATEMENT OF INCOME AND RETAINED EARNINGS
(amounts in thousands)

	Fiscal year ended December 31,
	2005	2004	2003
Contract Revenue	$10,529	$11,277	$13,075

Operating Costs and Expenses
Direct Labor	4,951	5,206	5,806
Material, Subcontractors and Other Direct Costs	1,835	2,186	2,968
Facilities and Equipment Costs	229	240	246
Indirect Labor	637	567	525
Fringe Benefits, Including Bonus	2,404	2,380	2,640
Other Costs	74	77	85
Corporate Overhead Allocation	357	380	509

Total Operating Costs and Expenses	10,487	11,036	12,779

Income Before Income Taxes	42	241	296
Provision For Income Taxes	17	96	118

Net Income	25	145	178
Retained Earnings, beginning of year	1,457	1,312	1,134

Retained Earnings, end of year	$1,482	$1,457	$1,312

SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
UNAUDITED STATEMENT OF CASH FLOWS
(amounts in thousands)

	Fiscal year ended December 31,
	2005	2004	2003
Cash Flow From Operating Activities:
Net Income	$25	$145	$178
Adjustments to Reconcile Net Income to Net
Cash From Operating Activities
Depreciation and Amortization	11	17	29
Changes in Assets and Liabilities:
Accounts Receivable	(83)	(295)	2,833
Prepaid Expenses and Other Current Assets	(10)	1	(4)
Other Assets	(4)	(5)	1
Accounts Payable and Accrued Liabilities	(309)	304	(21)
Accrued Compensation and Benefits	262	(224)	(275)

Net Cash From Operating Activities	(108)	(57)	2,741

Cash Flow From Investing Activities:
Capital Expenditures	(4)	(13)	(3)

Net Cash From Investing Activities	(4)	(13)	(3)

Cash Flow From Financing Activities:
Change in Intercompany Accounts	112	70	(2,738)

Net Cash From Financing Activities	112	70	(2,738)

Net Change in Cash	—	—	—
Cash, beginning of year	20	20	20

Cash, end of year	$20	$20	$20

See accompanying abbreviated notes to unaudited financial statements.
Substantially all disclosures required by Generally Accepted Accounting Principles have been omitted.
SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
Abbreviated Notes to Unaudited Financial Statements
1. Basis of Presentation
     The accompanying financial statements include the accounts of Spiral Technology, Inc. (Spiral), a wholly-owned subsidiary of SPARTA, Inc. (SPARTA). SPARTA’s and Spiral’s fiscal year is the 52- or 53-week period ending on the Sunday closest to December 31. For ease of presentation, the fiscal periods have been presented as the fiscal years ended December 31, 2005, 2004 and 2003. Fiscal 2004 contained 53 weeks, all other periods presented contained 52 weeks.
2. Revenue Recognition
     Spiral derives substantially all of its revenues from contracts with U.S. Government agencies or from companies who perform work for U.S. Government agencies. Such contracts are accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Production-Type Contracts. Contract costs include direct labor, materials, subcontractors and other direct costs, plus estimated indirect costs such as overhead, research and development, and general and administrative expenses.
     Revenue on cost-type contracts is recognized to the extent of reimbursable costs incurred, plus a proportionate amount of the estimated fee earned. Estimates of fees earned are based on negotiated fee amounts or management’s assessment of the fee amounts that are likely to be earned. Revenue on time and material and fixed price (level of effort) contracts is recognized to the extent of direct labor hours incurred at fixed hourly billing rates, plus the cost of materials or other specified costs. Revenue on firm fixed price contracts is recognized using the percentage of completion method. A portion of the contract revenue, based on contract costs incurred to date compared with total estimated costs at completion (based upon engineering estimates), is recognized as revenue each period.
     Certain contracts include provisions for award or other incentive fees. Such award and incentive fees are recognized when management determines that it is probable that the award or incentive fee, or portion thereof, has been earned. Management’s assessments, which are performed on a contract-by-contract basis, are based on such factors as contract terms, nature of the work to be performed, prior relationship and history with the customer, historical experience with similar types of projects, and current and anticipated performance on the specific contract.
     On occasion, Spiral or its customers may seek to modify a contract to accommodate a change in the scope of the work, such as changes in specifications, method or manner of performance, equipment, materials, or period of performance, or to account for customer-caused delays, errors in specifications or design, contract terminations, or other causes of unanticipated additional costs. Such change orders or claims are evaluated according to their characteristics and the circumstances in which they occur, taking into consideration such factors as the probability of recovery, Spiral’s experience in negotiating change orders and claims, and the
SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
Abbreviated Notes to Unaudited Financial Statements
adequacy of documentation substantiating the costs of such change order or claim. Costs attributable to unpriced change orders and claims are accounted for as costs of contract performance in the period in which the costs are incurred, and revenue is recognized to the extent of costs incurred. Revenue in excess of costs attributable to unpriced change orders is recorded when realization is assured beyond a reasonable doubt, based on such circumstances as Spiral’s historical experience with the customer or when a bona fide pricing offer has been provided by the customer. Receivables related to unpriced change orders and claims are not material.
     Spiral follows these revenue recognition methods because reasonably dependable estimates of the revenue, costs and profits applicable to various stages of a contract can be made. Recognized revenues and profit are subject to revisions as the contract progresses to completion. If Spiral does not accurately estimate the resources required or the scope of work to be performed, or does not manage its projects properly within the planned periods of time, or satisfy its obligations under the contracts, then profit may be significantly and negatively affected or losses on existing contracts may need to be recognized. Management reviews contract performance, costs incurred, and estimated costs to completion on a regular basis. Revisions to revenue and profit estimates are reflected in income in the period in which the facts that give rise to the revision become known. Provisions for anticipated losses on contracts are reflected in income in the period in which the loss becomes evident.
     Estimates of allowable contract costs, including estimates of indirect costs are subject to regulation and audit by the government. Through the effective date of the Split-Off Transaction, Spiral’s contract costs will be included as part of SPARTA’s incurred costs, which have been audited and settled through fiscal 2004. For years in which Spiral’s costs have not yet been audited and settled, contract revenue and profits have been recorded based on the estimated amounts of expected allowable costs. Although cost disallowances have not historically been significant, Spiral may be exposed to variations in profitability, including potential losses, if actual cost disallowances differ materially from these estimates.
3. Accounts Receivable
     Accounts receivable comprise the following (amounts in thousands):

	December 31,
	2005	2004
Billed accounts receivable	$1,288	$1,393
Unbilled accounts receivable	759	571

	$2,047	$1,964

     Spiral has a concentration of its receivables with U.S. Government agencies or companies who perform work for U.S. Government agencies. Spiral derived substantially all of its revenues
SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
Abbreviated Notes to Unaudited Financial Statements
from such customers in each of the years ended December 31, 2005, 2004 and 2003, respectively, and accounts receivable from such customers comprised substantially all of total accounts receivable as of December 31, 2005 and 2004. Spiral believes that the credit risk associated with these receivables is minimal.
     Unbilled receivables consist primarily of revenues recognized on government contracts for which billings have not yet been presented. Contract costs for certain contracts, including applicable indirect costs, are subject to audit and adjustment by negotiations between Spiral and U.S. Government representatives. Revenues for such contracts have been recorded in amounts that are expected to be realized on final settlement.
     Accounts receivable includes costs incurred in advance of contract funding and estimated award fees totaling $208,000 and $243,000 at December 31, 2005 and 2004, respectively. These amounts may not be fully recoverable; however, Spiral does not expect to sustain losses of any significant consequence with respect to such costs. Contract retentions are not material.
4. Property and Equipment
     Property and equipment comprise the following (amounts in thousands):

	December 31,
	2005	2004
Computer equipment and office furniture	$177	$214
Leasehold improvements	60	60

	237	274
Accumulated depreciation	(225)	(255)

	$12	$19

     Equipment and improvements are recorded at cost. Major renewals and betterments are capitalized; maintenance, repairs and minor renewals and betterments are charged to expense. Equipment is depreciated using the straight-line method over the estimated useful lives, which range from 5 to 10 years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives or remaining lease terms, which range from 1 to 5 years.
SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
Abbreviated Notes to Unaudited Financial Statements
5. Accrued Compensation and Benefits
     Accrued compensation and benefits comprise the following (amounts in thousands):

	December 31,
	2005	2004
Accrued payroll	$273	$278
Accrued profit sharing and 401(k)	381	386
Accrued bonus	331	123
Accrued absence	176	171
Other accrued benefits	282	223

	$1,443	$1,181

6. Income Taxes
     The taxable income or loss of Spiral is included in the consolidated and combined income tax returns of SPARTA. SPARTA allocates a portion of the consolidated income tax provision to Spiral Technology in an amount generally equivalent to the provision that would result if Spiral filed a separate income tax return.
7. Commitments
     Spiral leases its facilities and certain equipment under operating leases. Some of the leases contain renewal options, escalation clauses and requirements that Spiral pay taxes, maintenance and insurance costs. Rent expense under operating leases was $105,000, $105,000 and $92,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Future minimum lease commitments under non-cancelable operating leases at December 31, 2005 are as follows:

Fiscal Year	Lease Commitment
2006	$108
2007	108
2008	90
8. Corporate Overhead Allocation
     SPARTA allocates a portion of its corporate and sector general and administrative costs to Spiral based on a formula of revenue, property and equipment, and payroll. In the opinion of management, the allocation method is reasonable. Corporate charges do not include interest on intercompany amounts due to SPARTA.
SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
UNAUDITED BALANCE SHEET
(amounts in thousands)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash	$—	$20
Accounts Receivable, Net	1,115	2,047
Prepaid Expenses and Other Current Assets	61	27
Intercompany Receivable	1,177	951

Total Current Assets	2,353	3,045

Property and Equipment	400	237
Accumulated Depreciation	(214)	(225)

Net Property and Equipment	186	12

Other Assets	5	12

Total Assets	$2,544	$3,069

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$92	$4
Accrued Compensation and Benefits	829	1,443
Intercompany Payable	—	—

Total Current Liabilities	921	1,447

Stockholder’s Equity
Common Stock	140	140
Retained Earnings	1,483	1,482

Total Stockholder’s Equity	1,623	1,622

Total Liabilities and Stockholder’s Equity	$2,544	$3,069

See accompanying abbreviated notes to unaudited financial statements.
Substantially all disclosures required by Generally Accepted
Accounting Principles have been omitted.
SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
UNAUDITED STATEMENT OF INCOME AND RETAINED EARNINGS
(amounts in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Contract Revenue	$2,583	$2,660	$8,439	$7,984

Operating Costs and Expenses
Direct Labor	1,088	1,257	3,644	3,776
Subcontractors and Other Direct Costs	655	490	1,991	1,321
Facilities and Equipment Costs	55	63	173	180
Indirect Labor	173	172	510	485
Fringe Benefits, Including Bonus	470	607	1,719	1,856
Other Costs	8	(42)	26	39
Corporate Overhead Allocation	170	100	374	287

Total Operating Costs and Expenses	2,619	2,647	8,437	7,944

Income Before Income Taxes	(36)	13	2	40
Provision For Income Taxes	(14)	5	1	16

Net Income	(22)	8	1	24
Retained Earnings, beginning of period	1,482	1,457	1,482	1,457

Retained Earnings, end of period	$1,460	$1,465	$1,483	$1,481

See accompanying abbreviated notes to unaudited financial statements.
Substantially all disclosures required by Generally Accepted
Accounting Principles have been omitted.
SPARTA and Spiral Proprietary

SPIRAL TECHNOLOGY, INC.
(a wholly-owned subsidiary of SPARTA, Inc.)
Abbreviated Notes to Unaudited Financial Statements
1. Basis of Presentation
     The accompanying financial information has been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.
     The accompanying financial information includes the accounts of Spiral Technology, Inc. (Spiral), a wholly-owned subsidiary of SPARTA, Inc. (SPARTA). SPARTA’s and Spiral’s fiscal year is the 52 or 53-week period ending on the Sunday closest to December 31. Fiscal years 2006 and 2005 comprise the 52-week periods ending December 31, 2006 and January 1, 2006, respectively. The third quarters of fiscal 2006 and 2005 comprised the 13 weeks ended October 1, 2006 and October 2, 2005, respectively. To aid the reader of the financial statements, the year-end has been presented as December 31, 2005 and the three-month period ends have been presented as September 30, 2006 and September 30, 2005.
     In the opinion of management, the unaudited financial information for the three-month periods ended September 30, 2006 and September 30, 2005 reflects all adjustments (which include only normal, recurring adjustments) necessary for a fair statement of the results for such periods. Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation. Operating results for the three- and nine-month periods ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.
SPARTA and Spiral Proprietary

EXHIBIT A
LETTER OF TRANSMITTAL
To: SPARTA, INC.
Ladies and Gentlemen:
     The undersigned hereby elects to exchange                                          shares of SPARTA common stock owned by the undersigned (either directly or in his or her account in the Spiral Technology, Inc. Profit Sharing Plan) for shares of common stock of Spiral Technology, Inc. (“Spiral”) in the share exchange transaction described in the Offering Memorandum dated November 29, 2006 previously delivered to the undersigned (the “Memorandum”). Capitalized terms that are used in this Letter of Transmittal and not otherwise defined herein shall have the meanings ascribed to them in the Memorandum.
     The number of shares of SPARTA stock specified in the preceding paragraph is referred to in this Letter of Transmittal as the “Tendered Shares”. The undersigned acknowledges and agrees that, in the event that the aggregate number of shares of SPARTA stock sought to be exchanged by Spiral employees exceeds the aggregate number of shares required to be exchanged by all Spiral employees in the Split-Off Transaction, then the number of shares of SPARTA stock to be exchanged by the undersigned will be less than the Tendered Shares. In that event, the number of shares of SPARTA stock to be exchanged by the undersigned (the “Exchanged Shares”) will be the undersigned’s pro rata share (rounded to the nearest whole share) of all of the SPARTA stock exchanged in the Split-Off Transaction, based on the ratio that the Tendered Shares bears to the total number of shares of SPARTA stock sought to be exchanged by all Spiral employees participating in the Split-Off Transaction.
     In the event that the undersigned owns shares of SPARTA stock directly and also has shares of SPARTA stock in his or her account in the Spiral Profit Sharing Plan, the Exchanged Shares will be taken first from the shares of SPARTA stock that are owned directly by the undersigned before any shares are taken from the undersigned’s account in the Spiral Profit Sharing Plan, unless the undersigned provides written instructions to SPARTA to the contrary.
     In the event that the number of shares comprising the Exchanged Shares exceeds the number of shares that are owned directly by the undersigned, the undersigned hereby authorizes and instructs the Special Trustee of the Spiral Profit Sharing Plan (the “Special Trustee”) to tender to SPARTA, for exchange in the Split-Off Transaction, a number of shares of SPARTA stock held in the undersigned’s account in the Spiral Profit Sharing Plan equal to the difference between the number of shares comprising the Exchanged Shares, and the shares of SPARTA stock represented by the stock certificate(s) listed below.
     The undersigned is the sole legal and beneficial owner of all of the Exchanged Shares (subject only to the interest therein of the Special Trustee, if applicable). None of the Exchanged Shares is subject to any liens or to any right of first refusal of any kind (other than in favor of SPARTA), and the undersigned has not granted any rights to purchase the Exchanged Shares to any other person or entity.

     The following stock certificates are hereby surrendered with this Letter of Transmittal:

No. of Shares
Name(s) of Registered Holder(s)	Cert. No.	Represented

     Upon request, the undersigned agrees to execute and deliver any additional documents deemed necessary or desirable by SPARTA’s stock registrar to complete the exchange of the certificates.
     The undersigned requests that the stock certificates for any shares of Spiral common stock to which the undersigned is entitled be registered in the name of, and be delivered to, the undersigned at the address of the undersigned contained in SPARTA’s stock records; provided, however, that shares of Spiral common stock exchanged for shares of SPARTA common stock held in the account of the undersigned in the Spiral Profit Sharing Plan shall be issued in the name of, and delivered to, the Special Trustee.
Date:                                         , 2006

Signature of Stockholder*

Print Name
      Check here if you cannot locate your Certificate(s). Please complete, sign and return the enclosed Lost Certificate Affidavit in lieu of your misplaced Certificate(s).

*	PLEASE NOTE: The signature(s) on this Letter of Transmittal should correspond exactly with the name(s) of the registered holder(s) as written on the face of the Certificate(s). If any Certificate is issued in the name of two or more joint owners, all such owners must sign this Letter of Transmittal.

If this Letter of Transmittal is signed by a trustee, or in any other representative or fiduciary capacity, the person signing this Letter of Transmittal must give such person’s full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded with any Certificate(s).

2

EXHIBIT B
STOCKHOLDER’S AGREEMENT
     This Stockholder’s Agreement, dated                                         , is entered into by Spiral Technology, Inc., a California corporation (the “Company”), and                                          (“Stockholder”).
Recitals
     A. Concurrently with the execution and delivery of this Agreement, Stockholder is acquiring shares of the Company’s common stock and/or an option to acquire shares of the Company’s common stock.
     B. As a condition to the issuance of such shares and/or option to Stockholder, the Company has required that Stockholder execute and deliver this Agreement, for the purpose of imposing certain restrictions on the transfer of all of the shares of the Company’s stock now or hereafter held by Stockholder, and granting to the Company the right to purchase those shares under certain circumstances.
Agreement
     ACCORDINGLY, on the terms and conditions set forth in this Agreement, and in consideration of the foregoing recitals and the representations, warranties and covenants contained herein, the parties hereto agree as follows:
     1. Definitions. For purposes of this Agreement, each of the following terms shall have the meaning stated in this Section 1:
          1.1 Formula Price. “Formula Price” means the price determined pursuant to the formula or other method adopted by the Board of Directors of the Company for the purpose of determining the fair market value of the stock of the Company, as such formula or other method may be modified from time to time by the Board of Directors.
          1.2 Remaining Stockholders. “Remaining Stockholders” means, at any point in time, each holder of record of the Company’s then outstanding stock who is then a director of the Company or an employee of the Company or any subsidiary of the Company, other than Stockholder.
          1.3 Repurchase Limitation. “Repurchase Limitation” means the limitation established by the Company’s Board of Directors on the number or value of shares of the stock of the Company that the Company may repurchase during any given period of time, as such limitation may be modified from time to time by the Board of Directors.
          1.4 Stockholder’s Stock. “Stockholder’s Stock” means, at any point in time (a) all shares of the common stock of the Company owned, beneficially or of record, by

Stockholder, whether now owned or hereafter acquired, including, without limitation, any such shares held of record by any trustee for the benefit or account of Stockholder pursuant to any benefit plan adopted and maintained by the Company; and (b) all shares of common stock of the Company theretofore transferred by Stockholder (other than in transfers of the type referred to in Section 2.2, 2.3 or 3.1 below). All references herein to the Stockholder’s Stock shall include any interest therein which Stockholder’s spouse, if any, may have by reason of the community property laws of any state or other jurisdiction.
          1.5 Termination of Association. “Termination of Association” means (a) if Stockholder is an employee of the Company or a subsidiary of the Company, the cessation of Stockholder’s employment, unless, following the cessation of Stockholder’s employment, Stockholder continues to be a director of the Company; and (b) if Stockholder is a director of the Company, the cessation of Stockholder’s status as a director of the Company, unless, following the cessation of Stockholder’s status as a director of the Company, Stockholder continues to be an employee of the Company or a subsidiary of the Company.
     2. Right of Purchase Upon Termination of Association.
          2.1 Right of Purchase. In the event of a Termination of Association of Stockholder for any reason whatsoever, including but not limited to death, disability, voluntary resignation or involuntary termination, with or without cause, all of the Stockholder’s Stock shall be subject to the rights of the Company and the Remaining Stockholders to purchase the Stockholder’s Stock, for the price and upon the terms set forth in this Section 2.
          2.2 Purchase by the Company. The Company shall have the first option to purchase the Stockholder’s Stock pursuant to this Section 2. The Company’s right to purchase shall be exercisable by the Company at any time within thirty (30) days following the Termination of Association of the Stockholder. Notwithstanding the foregoing, the Company’s right to repurchase any shares of the Stockholder’s Stock that are acquired by Stockholder subsequent to the Termination of Association upon the exercise of any option, warrant or other right held by Stockholder on the date of the Termination of Association, may be exercised by the Company at any time within thirty (30) days following the exercise of such option, warrant or right by Stockholder, as the case may be.
          2.3 Purchase by Remaining Stockholders. In the event that the Company does not elect to purchase all of the Stockholder’s Stock as provided in Section 2.2 above, the Board of Directors of the Company may, at its discretion, cause the Company to so notify each of the Remaining Stockholders, and each Remaining Stockholder shall thereupon have the right to purchase (or, if the Remaining Stockholder is a participant in the Company’s Profit Sharing Plan, to direct the Special Trustee of the Company’s Profit Sharing Plan to purchase for the account of such Remaining Stockholder) all or any portion of the Stockholder’s Stock which the Company has not elected to purchase. The Remaining Stockholders’ right to purchase shall be exercisable at any time within sixty (60) days following the Termination of Association; provided however, that the Remaining Stockholders’ right to repurchase any shares of the Stockholder’s Stock which are acquired by Stockholder subsequent to the Termination of Association upon the exercise of any option, warrant or other right held by Stockholder on the date of the Termination of Association, may be exercised by the Remaining Stockholders at any time within sixty (60) days following the exercise of such option, warrant or right by Stockholder, as the case may be. The option to purchase granted to the Remaining Stockholders hereby may be exercised by them pro rata, based on the ratio which the number of shares of the Company’s stock held by each such Remaining Stockholder bears to the total number of shares of the Company’s stock held by all Remaining Stockholders electing to purchase. Should any of the Remaining Stockholders fail to exercise such option, the Remaining Stockholders who have elected to purchase shall have the option for a further period of ten (10) days to purchase, on a pro rata basis, in one or more successive allocations on the same principle, the Stockholder’s Stock not so purchased by the declining Remaining Stockholders.
          2.4 Purchase Price. The price per share for the Stockholder’s Stock purchased by the Company or the Remaining Stockholders pursuant to Section 2.2 or 2.3 above (including any shares of Stockholder’s Stock acquired by Stockholder after his or her Termination of Association) shall be the Formula Price as of the date of the Termination of Association; provided, however, if Stockholder shall have theretofore taken a leave of absence in excess of ninety (90) days and shall not have completed one full year of service with the Company subsequent to the end of such leave of absence, the price per share (including any shares of Stockholder’s Stock acquired by Stockholder after his or her Termination of Association) shall be the lesser of (a) the Formula Price as of the date of the Termination of Association; or (b) the Formula Price as of the date of commencement of such leave of absence.
          2.5 Procedure; Termination of Stockholder Rights. If the Company or the Remaining Stockholders elect to purchase any shares of the Stockholder’s Stock pursuant to this Section 2, the Company or such Remaining Stockholders, as the case may be, shall give a written notice to Stockholder and other holders of the Stockholder’s Stock, if any, of such election to purchase (the “Purchase Notice”), setting forth the number of shares of the Stockholder’s Stock which the Company and/or the Remaining Stockholders, as the case may be, elect(s) to purchase. Stockholder and other holders, if any, of the Stockholder’s Stock to be purchased shall, within fifteen (15) days following the giving of the Purchase Notice, surrender to the Company the stock certificate or certificates representing such Stockholder’s Stock, duly endorsed for transfer and free and clear of any claims, liens and encumbrances, against payment of the purchase price thereof. The Company and/or the Remaining Stockholders may purchase the Stockholder’s Stock pursuant to this Section 2 only if the Company and/or the Remaining Stockholders elect to purchase all of the Stockholder’s Stock which is eligible to be purchased pursuant hereto, unless Stockholder agrees to the purchase by the Company and/or the Remaining Stockholders of less than all of such stock.
          2.6 Payment of Purchase Price. The Purchase Price of any shares of the Stockholder’s Stock purchased by the Company or the Remaining Stockholders pursuant to this Section 2 shall be paid in cash and/or cancellation of indebtedness owed to the Company by Stockholder; provided, however, if payment for the same in cash would cause the Company to violate any applicable laws governing the right of the Company to purchase its own shares or to violate the Repurchase Limitation, the Company may pay cash for those of such shares which it can purchase for cash without violating such restrictions, and deliver a non-negotiable promissory note for the remaining shares. Unless Stockholder and the Company otherwise agree in writing, any such promissory note shall have such term, not exceeding seven (7) years, as the Company’s Board of Directors shall determine, shall bear interest at a rate equal to the lesser of ten percent (10%) or the discount rate of the Federal Reserve Bank of San Francisco, as the same may change from time to time, and shall be payable in equal quarterly installments.
          2.7 Termination of Purchase Rights. The purchase rights provided for in this Section 2 shall automatically terminate upon the earlier to occur of either of the following:
               (a) the closing of the first underwritten public offering of any class of the Company’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended; or
               (b) the listing by the Company of any class of its equity securities for trading on the National Association of Securities Dealers Automated Quotation System or on any securities exchange.
     3. Restrictions on Transfer; Right of First Refusal.
          3.1 Restrictions on Transfer. Stockholder shall have no right to sell, transfer, assign, pledge, hypothecate or in any way dispose of or alienate any shares of the Stockholder’s Stock, or any right or interest therein, whether voluntarily or by operation of law, without first complying with Section 3.3 below, except (a) transfers to the Stockholder’s account in the Company’s Profit Sharing Plan; or (b) transfers to the Company; or (c) transfers to Remaining Stockholders (or to the accounts of the Remaining Stockholders in the Company’s Profit Sharing Plan) pursuant to Section 2.3 above; or (d) hypothecation to any lender that has been specifically designated by the Company’s Board of Directors, provided that the loan program to which such hypothecation relates has been specifically approved by the Company’s Board of Directors and includes the right of the Company to repurchase such shares in the event of default under the loan to which the hypothecation relates; or (e) transfers to a trust for the benefit of Stockholder and/or Stockholder’s spouse and/or issue, provided that the stock of the Company so transferred in trust shall be and remain subject to all of the provisions and restrictions of this Agreement, including the restrictions on further transfer and the rights of the Company and/or Remaining Stockholders to purchase such stock upon the Termination of Association of Stockholder, and the trustee has, if requested by the Company, executed and delivered to the Company a written agreement in form and substance acceptable to the Company acknowledging the same.
          3.2 Sale to the Company. Notwithstanding the foregoing restrictions on transfer, Stockholder may offer all or any portion of Stockholder’s Stock (except shares which have not then “vested” under the terms of any agreement or plan under which the same may have been issued) for sale to the Company on such dates as the Board of Directors of the Company may designate from time to time (each a “Stock Repurchase Date”), at a per share price equal to the Formula Price of the stock of the Company as of such Stock Repurchase Date. If the Company elects to purchase the shares of stock of the Company of any person on any Stock Repurchase Date or any other date, and the Company cannot purchase all of the shares of the Company then being offered due to (a) any legal restrictions on the right of the Company to purchase its own shares; or (b) the Repurchase Limitation, or if the Company elects for any other reason not to purchase all such offered shares, the shares offered for sale shall be accepted for purchase by the Company, up to the total number thereof to be purchased on such date, in such order and priority as the Company’s Board of Directors may determine from time to time. The purchase price for shares acquired by the Company pursuant to this Section 3.2 shall be paid in cash; provided, however, that if such cash payment would cause the Company to violate any applicable law governing the right of the Company to repurchase its own shares, or to violate the Repurchase Limitation, the Company may pay cash for those shares of stock which it may then purchase for cash without violating such restrictions and deliver a promissory note for the remaining shares to be purchased. Subject to the provisions of any agreement establishing the terms of any such promissory note entered into between the Stockholder and the Company, any such promissory note shall have such term, shall bear such interest and shall be on such other terms and conditions as the Board of Directors of the Company shall determine.
          3.3 Right of First Refusal.
               (a) In the event that Stockholder desires to sell all or any portion of the Stockholder’s Stock other than pursuant to Section 3.1 or 3.2, Stockholder may do so provided that Stockholder first shall have offered such shares (the “Offered Shares”) to the Company as provided in this Section 3.3 (and provided that Stockholder may not sell any shares which have not then “vested” under the terms of any agreement or plan under which the same may have been issued). At least thirty (30) days prior to any proposed sale, Stockholder shall give written notice (the “Notice”) of such proposed sale to the Company. The Notice must set forth the name of the proposed transferee, the number of shares to be transferred, the price per share, and all other terms and conditions of the proposed transfer, and must state that the same constitutes a bona fide, good faith transaction. The Notice shall constitute the grant of an option to the Company to purchase the Offered Shares as provided in this Section 3.3. The Company shall thereupon, for a period of thirty (30) days following the Company’s receipt of the Notice, have the right to purchase all, but not less than all, of the Offered Shares for a price equal to the price specified in the Notice. The terms of payment shall be, at the Company’s election, (i) cash; or (ii) as provided in the Notice (with the Company paying the equivalent value of any noncash consideration as mutually agreed upon by the Company and Stockholder).
               (b) In the event that the Company does not elect to purchase all of the Offered Shares within thirty (30) days after its receipt of the Notice, Stockholder may transfer the Offered Shares within thirty (30) days from the expiration date of such thirty (30) day option period to the person, at the price, and on the terms specified in the Notice. If the Offered Shares have not been transferred within such thirty (30) day period, the Offered Shares shall again become subject to all of the provisions of this Section 3 and may not thereafter be transferred except in the manner and on the terms provided for herein. Any of the Offered Shares that have been transferred shall remain subject to all of the provisions and restrictions contained in this Section 3 with respect to any subsequent transfer of such Offered Shares by the transferee and any successive transferee thereof, and any of the Offered Shares shall, in the hands of the transferee and any successive transferee, be and remain subject to all of the provisions and restrictions contained in Section 2, including but not limited to the Company’s and Remaining Stockholders’ rights to repurchase such shares upon the Termination of Association of

Stockholder. The transferee, and any successive transferee shall, as a condition to the transfer of such shares, execute and deliver to the Company a written agreement in form and substance acceptable to the Company acknowledging the foregoing.
          3.4 Termination of Transfer Restrictions. The transfer restrictions set forth in this Section 3 shall automatically terminate upon the earlier to occur of either of the following:
               (a) closing of the first underwritten public offering of any class of the Company’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended; or
               (b) the listing by the Company of any class of its equity securities for trading on the National Association of Securities Dealers Automated Quotation System or on any securities exchange.
     4. Waiver. The Company may, by resolution of its Board of Directors, acting in its sole discretion, waive any or all of the restrictions upon the Stockholder’s Stock set forth in this Agreement in such circumstances as the Board of Directors deems appropriate.
     5. Legend. All certificates representing Stockholder’s Stock shall be endorsed with a legend in substantially the following form:
“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE REGISTERED HOLDER). SUCH AGREEMENT GRANTS TO THE CORPORATION CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES, AND THE RIGHT OF THE CORPORATION TO PURCHASE SUCH SHARES UPON THE OCCURRENCE OF CERTAIN EVENTS. THE SECRETARY OF THE CORPORATION WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”
     6. General Provisions.
          6.1 Transfer of Shares. If the Company (and/or its assignees) and/or the Remaining Stockholders shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Stockholder’s Stock to be purchased in accordance with the provisions of this Agreement, then from and after such time, Stockholder shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement), and such shares shall be deemed purchased in accordance with the applicable provisions hereof and the Corporation (and/or its assignees) and/or the purchasing Remaining Stockholders, as applicable, shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.

          6.2 Assignment. The Company may assign its rights under Section 3 of this Agreement to any person or entity selected by the Company’s Board of Directors, including (without limitation) one or more stockholders of the Company.
          6.3 No Employment or Service Contract. Nothing in this Agreement shall confer upon Stockholder any right to continue in the service of the Company (or any parent or subsidiary corporation of the Company employing or retaining Stockholder) for any period of time or interfere with or restrict in any way the rights of the Company (or any parent or subsidiary corporation of the Company employing or retaining Stockholder), which rights are hereby expressly reserved by each, to cause a Termination of Association of Stockholder at any time for any reason whatsoever, with or without cause.
          6.4 Notices. Any notice required in connection with this Agreement shall be given in writing and shall be deemed effective upon personal delivery or three business days after deposit in the United States mail, registered or certified, postage prepaid and addressed to the party entitled to such notice, in the case of the Company, to the address of its then principal executive office, attention President, and in the case of Stockholder, to the then most recent address for Stockholder appearing in the books and records of the Company.
          6.5 No Waiver. The failure of the Company (and/or its assignees) in any instance to exercise the rights granted to the Company under this Agreement shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and Stockholder. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.
     7. Miscellaneous Provisions
          7.1 Stockholder Undertaking. Stockholder hereby agrees to take whatever additional action and execute whatever additional documents the Company may in its judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Stockholder or the Stockholder’s Stock pursuant to the express provisions of this Agreement.
          7.2 Agreement Is Entire Contract. This Agreement contains the entire agreement between the parties hereto and supersedes any prior written or oral agreements between the parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein. No modification or claimed waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by authorized representative of the party against whom such modification or waiver is sought to be enforced.

          7.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law doctrine that would cause the law of any other jurisdiction to apply.
          7.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          7.5 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Stockholder and the Stockholder’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.
          7.6 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Stockholder’s Agreement as of the day and year first indicated above.

“STOCKHOLDER”		“COMPANY”

SPIRAL TECHNOLOGY, INC.

By:
(Signature)		Archie Moore, President

(Name – Please print)

CONSENT OF SPOUSE/REGISTERED DOMESTIC PARTNER
     I acknowledge that I have read the foregoing Stockholder’s Agreement and that I know its contents. I am aware that by its provisions, my spouse or registered domestic partner agrees, among other things, to the granting of an option to purchase the shares of Spiral Technology, Inc., a California corporation (the “Company”), including my community interest therein (if any), which option will survive my spouse’s or registered domestic partner’s death. I hereby consent to the provisions of the Stockholder’s Agreement, and agree that I will bequeath any interest which I may have in such shares or any of them, including my community interest, if any, or permit any such interest to be purchased, in a manner consistent with the provisions of the Stockholder’s Agreement. I direct that any residuary clause in my Will shall not be deemed to apply to my community interest (if any) in such shares except to the extent consistent with the provisions of the Stockholder’s Agreement.
     I further agree that in the event of a dissolution of the marriage between myself and my spouse, or the termination of the registered domestic partnership between myself and my registered domestic partner, in connection with which I secure or am awarded shares of the common stock of the Company or any interest therein through property settlement agreement or otherwise, I shall receive and hold such shares subject to all the provisions and restrictions contained in the foregoing Stockholder’s Agreement, including any option to purchase such shares or interest from me.
     I also acknowledge that I have been advised to obtain independent counsel to represent my interests with respect to this Consent of Spouse/Registered Domestic Partner and have either done so or have declined to do so, in which case I hereby expressly waive my right to such independent counsel.

Dated:
(Signature of Spouse or Registered
Domestic Partner)

(Name – Please print)

EXHIBIT C
LOST CERTIFICATE AFFIDAVIT
     The undersigned (the “Stockholder”) hereby declares under penalty of perjury as follows:
     1. Stockholder is the owner of                                          shares of common stock of SPARTA, Inc. (the "Company”) represented by stock certificate no.                      (the “Lost Certificate”).
     2. Stockholder has examined Stockholder’s records and is unable to find the Lost Certificate and believes the Lost Certificate to be lost.
     3. Stockholder has not transferred, sold or pledged any of the shares represented by the Lost Certificate.
     4. Stockholder will indemnify and hold the Company and its agents, successors and assigns harmless from and against any and all claims, actions, suits, liabilities, losses, damages, costs, charges, and other expenses of any nature and character, including but not limited to attorneys’ fees and costs, incurred by the Company and/or any such agent, successor or assign by reason of the Lost Certificate, the issuance of a new and/or duplicate certificate in lieu thereof, or the redemption or exchange of the shares represented by the Lost Certificate, whether or not such claims, actions, suits, liabilities, losses, damages, costs, charges, or other expenses are caused by, based upon, or arise out of the honoring of, or refusal to honor, the Lost Certificate when presented by anyone..
     5. In the event of discovery of the Lost Certificate, Stockholder agrees to return it promptly to the Company, marked “Cancelled”.
Date:                      , 2006

Signature of Stockholder

Print Name
Signature of Witness

Print Name